Exhibit 99.4

Item 8. Financial Statements and Supplementary Data

Note: Effective January 1, 2020, we transferred our West Penn Wire business and multi-conductor product lines from the Enterprise Solutions segment to the Industrial Solutions segment as a result of a shift in responsibilities among the segments. The information contained in this Item has been updated to reflect Belden’s segment change. The resulting changes are discussed further in the Notes to Financial Statements and primarily affected the following:

•Note 3, Revenues: segment revenues by major product category and geography have been recast to reflect the segment change for all periods presented.
•Note 6, Operating Segments and Geographic Information: revenues; affiliate revenues; segment EBITDA; depreciation expense; amortization of intangibles; acquisition of property, plant and equipment; and segment assets have been recast to reflect the segment change for all periods presented.
•Note 12, Intangible Assets: changes in the carrying amount of goodwill and indefinite-lived trademarks by reportable segment have been recast to reflect the segment change for all periods presented.

For significant developments that have occurred subsequent to the filing of the 2019 Annual Report on Form 10-K (“2019 Form 10-K”), refer to Belden’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2020.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Belden Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Belden Inc. (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and the financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework and our report dated February 11, 2020 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill for Certain Reporting Units
Description of the Matter
At December 31, 2019, the Company had goodwill on its balance sheet aggregating $1.2 billion. As more fully described in Notes 2 and 12 to the Company’s consolidated financial statements, goodwill is tested for impairment at least annually at the reporting unit level. The Company’s goodwill is initially assigned to reporting units as of the respective acquisition dates. The Company performed a quantitative assessment for all of its reporting units and determined that the fair values of these reporting units were in excess of the carrying values. Therefore, the Company did not record any goodwill impairment for any of its reporting units.
Auditing the Company’s annual goodwill impairment test for certain reporting units under the quantitative assessment was complex due to the judgments and estimation required in determining the fair values of the reporting units. In particular, the fair value estimates are sensitive to significant assumptions such as discount rates, revenue growth rates, projected operating margins, and terminal growth rates, which are sensitive to and affected by expectations about future market or economic conditions and company-specific qualitative factors.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s preparation and review of the goodwill impairment tests, significant assumptions discussed above, as used in each of the models, and the completeness and accuracy of the data used in the models.
Our audit procedures included, among others, involving our specialists to assist us in assessing methodologies, and testing the significant assumptions discussed above and the underlying data used by the Company in its analyses, and reviewing the methodology and market support used to determine the discount rate. We compared the significant assumptions used by the Company to current industry and future economic trends, changes to the Company’s business model, customer base or product mix and other relevant factors. We assessed the historical accuracy of the Company’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair values of the reporting units that would result from changes in the assumptions. We tested the Company’s reconciliation of the aggregate fair value of the reporting units to the market capitalization of the Company. We also evaluated whether any changes in the composition of the reporting units reflected significant changes in the organizational structure or segments.

Revenue recognition - allocating consideration to performance obligations and estimating variable consideration

Description of the Matter
As described in Notes 2 and 3 to the consolidated financial statements, the Company has contractual arrangements that include software, support, and service revenues. The Company estimated the selling prices of those contractual arrangements to determine the allocation of consideration to each of the performance obligations. The objective was to determine the price at which the Company would transact a sale if the product, support or service was sold on a standalone basis. Generally, the Company determines standalone selling price using the adjusted market assessment approach. For software licenses with highly variable standalone selling prices sold with either support or professional services, the Company generally determines the standalone selling price of the software license using the residual approach. The Company estimated the standalone selling prices of each of the performance obligations and projected cash flows over the term of each contractual arrangement to determine the amount of total consideration allocated to each of the performance obligations. The Company also enters into sales contracts that provide certain distributors with price concessions, product return rights, refunds, and stock rotations, which all result in variable consideration. At the time of sale, the Company establishes an estimated reserve for the variable consideration and recognizes it by reducing revenues. Estimates are based on a percentage of revenues and the average time period between the original sale and the issuance of the adjustments. As of December 31, 2019, the Company recorded $29.5 million in unprocessed changes and $28.7 million in estimated pricing adjustments that were recognized as a reduction of revenues and accounts receivable, respectively.

Auditing the Company’s allocation of consideration expected to be received under its contractual arrangements was complex and involved a high degree of subjective auditor judgment because of the management judgment required to develop the estimates of standalone selling prices for the highly variable pricing of software licenses. Auditing the Company's measurement of variable consideration under the distributor contracts involved especially challenging judgment because the calculation involves subjective management assumptions, including historical adjustments as a percentage of revenues and the estimated period of time between the original sale and the issuance of the adjustment, all used in the estimates of unprocessed changes and pricing concessions. The estimates developed by the Company are also dependent on anticipated sales demand, trends in product pricing, and historical and anticipated adjustment patterns.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company's processes to determine the estimated standalone selling price of each of the performance obligations, the allocation of total consideration to be received over the contractual term to all performance obligations based on their relative standalone selling price and to calculate the variable consideration, including the process to determine and evaluate the underlying assumptions about estimates of expected unprocessed changes and pricing concessions.
We performed audit procedures related to the estimated standalone selling prices and allocation to the performance obligations over the term of the contractual arrangement, including the following, among others. To test the calculation of the amount of consideration allocated to each performance obligation, we evaluated the accuracy and completeness of the underlying data used in the Company’s calculation of the ranges of each standalone selling price and recalculated the established range for the standalone selling price used. We analyzed transaction level detail, such as invoices and price lists, to test that, if necessary, the transaction price was reallocated to bring the amount allocated to the performance obligation within the established range. We evaluated the appropriateness of the methodology used to determine the standalone selling price by comparing such prices to historical analysis and practices observed in the industry. In addition, we performed detailed testing of the underlying transactions in the calculation by agreeing the amounts recognized to source documents and performed an analysis to recalculate the allocation of revenue between performance obligations as part of our overall testing of revenue transactions. Our audit procedures related to the Company’s estimates of variable consideration included, among others, evaluating the significant assumptions and the accuracy and completeness of the underlying data used in the Company's calculation. This included testing the Company's estimate of historical adjustments as a percentage of revenues and the average time period between the original sale and the issuance of the adjustment memo. In addition, we inspected the results of the Company's retrospective review of adjustments reserved compared to actual adjustments issued, evaluated the estimates made based on historical experience and performed sensitivity analyses to evaluate the changes in variable consideration that would result from changes in the Company's significant assumptions.

Fair Value Estimate and Impairment Loss of the Grass Valley Reporting Unit
Description of the Matter
As described in Note 5 to the consolidated financial statements, the Company announced the sale of its Grass Valley business in the fourth quarter of 2019, which is expected to close in early 2020. The Company evaluated the carrying value of the Grass Valley reporting unit and its related indefinite-lived intangible assets and concluded the carrying value of those assets exceeded the associated fair value. As a result, the Company recorded an impairment loss of $521.4 million.

Auditing the Company’s fair value of the reporting unit, including consideration of the fair value of the various forms of consideration expected to be received from the disposal, involved a high degree of subjectivity, as the fair value estimates developed by the Company, with the assistance of a third-party valuation specialist, were based on assumptions related to projected financial information and the associated terms of the disposal. The fair value of the reporting unit was sensitive to significant assumptions such as discount rates, revenue growth rates, projected EBITDA margins, and terminal growth rates. These assumptions are sensitive to and affected by expectations about future market or economic conditions and Grass Valley-specific qualitative factors. The estimated fair value of the consideration expected to be received was calculated based on a combination of cash expected to be received at closing, as well as an interest-bearing note receivable from the buyer with a five-year maturity and additional consideration available to the Company. The additional consideration is contingent on certain performance thresholds being met and certain assumptions underlying this contingent consideration, such as revenue growth rates, projected EBITDA margins, and terminal growth rates all used in projecting earnings, are subjective and sensitive to change.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design, and tested the operating effectiveness of controls over the Company’s process to determine the fair value of the Grass Valley reporting unit. This included controls over the Company's review of the significant assumptions underlying the fair value determination, including projected revenue and EBITDA assumptions, as well as the estimated discount rates.
Our testing of the Company’s fair value determination and subsequent impairment charge included, among other procedures, evaluation of the methods and significant assumptions used by the Company’s third-party valuation specialist, and evaluation of the operating data used in the estimated fair value. For example, we compared the significant assumptions discussed above that were used to estimate future revenue and EBITDA of the business unit to current industry and economic trends in the Broadcast sector, obtained support to evaluate such data based on historical performance, performed a sensitivity analysis of the significant assumptions to evaluate the change in the fair value estimate that would result from changes in the assumptions and recalculated the Company's estimate. We recalculated the impairment loss recorded. We also involved our valuation specialists to assist in our evaluation of the discount rates used in the fair value estimate.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 1993.
St. Louis, Missouri
February 11, 2020
Except for the retrospective adjustments disclosed in Notes 1, 3, 6, and 12, as to which the date is June 12, 2020

Belden Inc.
Consolidated Balance Sheets

	December 31,
	2019	2018
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$407,480	$407,454
Receivables, net	334,634	335,956
Inventories, net	231,333	265,002
Other current assets	29,172	30,590
Current assets of discontinued operations	375,135	219,722
Total current assets	1,377,754	1,258,724
Property, plant and equipment, less accumulated depreciation	345,918	310,960
Operating lease right-of-use assets	62,251	—
Goodwill	1,243,669	1,206,877
Intangible assets, less accumulated amortization	339,505	359,931
Deferred income taxes	25,216	26,459
Other long-lived assets	12,446	13,249
Long-term assets of discontinued operations	—	603,121
	$3,406,759	$3,779,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$268,466	$297,498
Accrued liabilities	283,799	272,396
Current liabilities of discontinued operations	170,279	147,028
Total current liabilities	722,544	716,922
Long-term debt	1,439,484	1,463,200
Postretirement benefits	136,227	127,748
Deferred income taxes	48,725	36,109
Long-term operating lease liabilities	55,652	—
Other long-term liabilities	38,308	30,140
Long-term liabilities of discontinued operations	—	17,614
Stockholders’ equity:
Preferred stock, par value $0.01 per share— 2,000 shares authorized; 0 shares and 52 shares outstanding at 2019 and 2018, respectively	—	1
Common stock, par value $0.01 per share— 200,000 shares authorized; 50,335 shares issued; 45,458 and 39,396 shares outstanding at 2019 and 2018, respectively	503	503
Additional paid-in capital	811,955	1,139,395
Retained earnings	518,004	922,000
Accumulated other comprehensive loss	(63,418)	(74,907)
Treasury stock, at cost— 4,877 and 10,939 shares at 2019 and 2018, respectively	(307,197)	(599,845)
Total Belden stockholders’ equity	959,847	1,387,147
Noncontrolling interest	5,972	441
Total stockholders’ equity	965,819	1,387,588
	$3,406,759	$3,779,321
The accompanying notes are an integral part of these Consolidated Financial Statements.

Belden Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2019	2018	2017
	(In thousands, except per share amounts)
Revenues	$2,131,278	$2,165,702	$2,087,185
Cost of sales	(1,337,773)	(1,335,791)	(1,284,865)
Gross profit	793,505	829,911	802,320
Selling, general and administrative expenses	(417,329)	(411,352)	(389,743)
Research and development expenses	(94,360)	(91,552)	(88,748)
Amortization of intangibles	(74,609)	(75,140)	(90,188)
Gain from patent litigation	—	62,141	—
Operating income	207,207	314,008	233,641
Interest expense, net	(55,814)	(60,839)	(82,651)
Non-operating pension benefit (cost)	1,017	(99)	(561)
Loss on debt extinguishment	—	(22,990)	(52,441)
Income from continuing operations before taxes	152,410	230,080	97,988
Income tax benefit (expense)	(42,519)	(62,936)	4,619
Income from continuing operations	109,891	167,144	102,607
Loss from discontinued operations, net of tax	(486,667)	(6,433)	(9,754)
Net income (loss)	(376,776)	160,711	92,853
Less: Net income (loss) attributable to noncontrolling interest	239	(183)	(357)
Net income (loss) attributable to Belden	(377,015)	160,894	93,210
Less: Preferred stock dividends	18,437	34,931	34,931
Net income (loss) attributable to Belden common stockholders	$(395,452)	$125,963	$58,279

Weighted average number of common shares and equivalents:
Basic	42,203	40,675	42,220
Diluted	42,416	40,956	42,643

Basic income (loss) per share attributable to Belden common stockholders:
Continuing operations attributable to Belden common stockholders	$2.16	$3.25	$1.61
Discontinued operations attributable to Belden common stockholders	(11.53)	(0.16)	(0.23)
Net income (loss) attributable to Belden common stockholders	$(9.37)	$3.10	$1.38

Diluted income (loss) per share attributable to Belden common stockholders:
Continuing operations attributable to Belden common stockholders	$2.15	$3.23	$1.60
Discontinued operations attributable to Belden common stockholders	(11.53)	(0.16)	(0.23)
Net income (loss) attributable to Belden common stockholders	$(9.37)	$3.08	$1.37
The accompanying notes are an integral part of these Consolidated Financial Statements.

Belden Inc.
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Net income (loss)	$(376,776)	$160,711	$92,853
Foreign currency translation, net of tax of $1.0 million, $1.7 million, and $1.3 million, respectively	24,121	27,802	(65,046)
Adjustments to pension and postretirement liability, net of tax of $1.1 million, $1.0 million, and $2.2 million, respectively	(12,168)	(4,690)	6,071
Other comprehensive income (loss), net of tax	11,953	23,112	(58,975)
Comprehensive income (loss)	(364,823)	183,823	33,878
Less: Comprehensive income (loss) attributable to noncontrolling interest	703	(190)	(373)
Comprehensive income (loss) attributable to Belden	$(365,526)	$184,013	$34,251
The accompanying notes are an integral part of these Consolidated Financial Statements.

Belden Inc.
Consolidated Cash Flow Statements

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(376,776)	$160,711	$92,853
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Asset impairment of discontinued operations	521,441	—	—
Depreciation and amortization	139,259	148,632	149,650
Share-based compensation	17,751	18,497	14,647
Loss on debt extinguishment	—	22,990	52,441
Deferred income tax expense (benefit)	(23,540)	11,300	(24,098)
Changes in operating assets and liabilities, net of the effects of exchange rate changes, acquired businesses, and disposals:
Receivables	22,926	(21,748)	(24,931)
Inventories	44,477	(14,779)	(84,088)
Accounts payable	(41,527)	(29,401)	100,752
Accrued liabilities	(17,654)	17,238	(25,076)
Income taxes	5,497	(4,390)	5,001
Other assets	(16,118)	(18,748)	(13,255)
Other liabilities	1,157	(1,082)	11,404
Net cash provided by operating activities	276,893	289,220	255,300
Cash flows from investing activities:
Capital expenditures	(110,002)	(97,847)	(64,261)
Cash used to acquire businesses, net of cash acquired	(74,392)	(84,580)	(166,896)
Proceeds from disposal of tangible assets	25	1,580	1,039
Proceeds from disposal of business	—	40,171	—
Net cash used for investing activities	(184,369)	(140,676)	(230,118)
Cash flows from financing activities:
Payments under borrowing arrangements	—	(484,757)	(1,105,892)
Payments under share repurchase program	(50,000)	(175,000)	(25,000)
Cash dividends paid	(34,439)	(43,169)	(43,376)
Debt issuance costs paid	—	(7,609)	(17,316)
Withholding tax payments for share based-payment awards	(2,149)	(2,094)	(6,564)
Redemption of stockholders' rights agreement	—	(411)	—
Other	(360)	—	—
Borrowings under credit arrangements	—	431,270	866,700
Net cash used for financing activities	(86,948)	(281,770)	(331,448)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(301)	(7,272)	19,258
Increase (decrease) in cash and cash equivalents	5,275	(140,498)	(287,008)
Cash and cash equivalents, beginning of year	420,610	561,108	848,116
Cash and cash equivalents, end of year	$425,885	$420,610	$561,108
For all periods presented, the Consolidated Cash Flow Statement includes the results of the Grass Valley disposal group.
The accompanying notes are an integral part of these Consolidated Financial Statements.

Belden Inc.
Consolidated Stockholders’ Equity Statements

	Belden Inc. Stockholders
	Mandatory Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest	Total
	Shares	Amount	Shares	Amount			Shares	Amount
	(In thousands)
Balance at December 31, 2016	52	$1	50,335	$503	$1,116,090	$783,812	(8,155)	$(401,026)	$(39,067)	$1,004	$1,461,316
Net income (loss)	—		—	—	—	93,210	—	—	—	(357)	92,853
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	(58,959)	(16)	(58,975)
Preferred stock issuance, net	—	—	—	—	(2,635)	—	55	(203)	—	—	(2,838)
Exercise of stock options, net of tax withholding forfeitures	—	—	—	—	(4,270)	—	97	544	—	—	(3,726)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	—	—	—	—	(313)	(25,000)	—	—	(25,000)
Share-based compensation related items	—	—	—	—	14,647	—	—	—	—	—	14,647
Preferred stock dividends	—	—	—	—	—	(34,931)	—	—	—	—	(34,931)
Common stock dividends ($0.20 per share)	—	—	—	—	—	(8,481)	—	—	—	—	(8,481)
Balance at December 31, 2017	52	$1	50,335	$503	$1,123,832	$833,610	(8,316)	$(425,685)	$(98,026)	$631	$1,434,866
Cumulative effect of change in accounting principles	—	—	—	—	—	(29,041)	—	—	—	—	(29,041)
Net income (loss)	—	—	—	—	—	160,894	—	—	—	(183)	160,711
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	23,119	(7)	23,112
Exercise of stock options, net of tax withholding forfeitures	—	—	—	—	(883)	—	20	118	—	—	(765)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	—	—	(2,051)	—	51	722	—	—	(1,329)
Share repurchase program	—	—	—	—	—	—	(2,694)	(175,000)	—	—	(175,000)
Share-based compensation	—	—	—	—	18,497	—	—	—	—	—	18,497
Redemption of stockholders' rights agreement	—	—	—	—	—	(411)	—	—	—	—	(411)
Preferred stock dividends	—	—	—	—	—	(34,931)	—	—	—	—	(34,931)
Common stock dividends ($0.20 per share)	—	—	—	—	—	(8,121)	—	—	—	—	(8,121)
Balance at December 31, 2018	52	$1	50,335	$503	$1,139,395	$922,000	(10,939)	$(599,845)	$(74,907)	$441	$1,387,588
Net income (loss)	—	—	—	—	—	(377,015)	—	—	—	239	(376,776)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	11,489	464	11,953
Acquisition of business with noncontrolling interests	—	—	—	—	—	—	—	—	—	5,195	5,195
Acquisition of noncontrolling interests	—	—	—	—	(398)	—	—	—	—	(367)	(765)
Exercise of stock options, net of tax withholding forfeitures	—	—	—	—	(291)	—	4	180	—	—	(111)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	—	—	(3,714)	—	91	1,679	—	—	(2,035)
Share repurchase program	—	—	—	—	—	—	(890)	(50,000)	—	—	(50,000)
Share-based compensation	—	—	—	—	17,751	—	—	—	—	—	17,751
Preferred stock conversion	(52)	(1)	—	—	(340,788)	—	6,857	340,789	—	—	—
Preferred stock dividends	—	—	—	—	—	(18,437)	—	—	—	—	(18,437)
Common stock dividends ($0.20 per share)	—	—	—	—	—	(8,544)	—	—	—	—	(8,544)
Balance at December 31, 2019	—	$—	50,335	$503	$811,955	$518,004	(4,877)	$(307,197)	$(63,418)	$5,972	$965,819

The accompanying notes are an integral part of these Consolidated Financial Statements.

Notes to Consolidated Financial Statements
Note 1: Basis of Presentation
Business Description
Belden Inc. (the Company, us, we, or our) is a global supplier of specialty networking solutions built around two global business platforms – Enterprise Solutions and Industrial Solutions. Our comprehensive portfolio of solutions enables customers to transmit and secure data, sound, and video for mission critical applications across complex enterprise and industrial environments. Effective January 1, 2020, we transferred our West Penn Wire business and multi-conductor product lines from the Enterprise Solutions segment to the Industrial Solutions segment as a result of a shift in responsibilities among the segments. We have recast the prior period segment information to conform to the change in the composition of reportable segments.
Consolidation
The accompanying Consolidated Financial Statements include Belden Inc. and all of its subsidiaries, including variable interest entities for which we are the primary beneficiary. We eliminate all significant affiliate accounts and transactions in consolidation.
Foreign Currency
For international operations with functional currencies other than the United States (U.S.) dollar, we translate assets and liabilities at current exchange rates; we translate income and expenses using average exchange rates. We report the resulting translation adjustments, as well as gains and losses from certain affiliate transactions, in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. We include exchange gains and losses on transactions in operating income.
We determine the functional currency of our foreign subsidiaries based upon the currency of the primary economic environment in which each subsidiary operates. Typically, that is determined by the currency in which the subsidiary primarily generates and expends cash. We have concluded that the local currency is the functional currency for all of our material subsidiaries.
Reporting Periods
Our fiscal year and fiscal fourth quarter both end on December 31. Our fiscal first quarter ends on the Sunday falling closest to 91 days after December 31. Our fiscal second and third quarters each have 91 days.
Use of Estimates in the Preparation of the Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and operating results and the disclosure of contingencies. Actual results could differ from those estimates. We make significant estimates with respect to the collectability and valuation of receivables, the valuation of inventory, the realization of deferred tax assets, the valuation of goodwill and indefinite-lived intangible assets, the valuation of contingent liabilities, the calculation of share-based compensation, the calculation of pension and other postretirement benefits expense, and the valuation of acquired businesses.
Reclassifications
We have made certain reclassifications to the 2018 and 2017 Condensed Consolidated Financial Statements, primarily in relation to the Grass Valley disposal group being included in discontinued operations. See Note 5.
Note 2: Summary of Significant Accounting Policies
Fair Value Measurement
Accounting guidance for fair value measurements specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources or reflect our own assumptions of market participant valuation. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;
•Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets, or financial instruments for which significant inputs are observable, either directly or indirectly; and
•Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
During 2019, 2018, and 2017 we utilized Level 1 inputs to determine the fair value of cash equivalents, and Level 3 inputs to determine the fair value of net assets acquired in business combinations (see Note 4), for our annual impairment testing (see Note 12), and our impairment testing over our disposal group (see Note 5). We did not have any transfers between Level 1 and Level 2 fair value measurements during 2019.
Cash and Cash Equivalents
We classify cash on hand and deposits in banks, including commercial paper, money market accounts, and other investments with an original maturity of three months or less, that we hold from time to time, as cash and cash equivalents. We periodically have cash equivalents consisting of short-term money market funds and other investments. As of December 31, 2019 and 2018, we did not have any such cash equivalents on hand. The primary objective of our investment activities is to preserve our capital for the purpose of funding operations. We do not enter into investments for trading or speculative purposes.
Accounts Receivable and Revenue Reserves
We classify amounts owed to us and due within twelve months, arising from the sale of goods or services and from other business activities, as current receivables. We classify receivables due after twelve months as other long-lived assets.
At the time of sale, we establish an estimated reserve for trade, promotion, and other special price reductions such as contract pricing, discounts to meet competitor pricing, and on-time payment discounts. We also adjust receivable balances for, among other things, correction of billing errors, incorrect shipments, and settlement of customer disputes. Customers are allowed to return inventory if and when certain conditions regarding the physical state of the inventory and our approval of the return are met. Certain distribution customers are allowed to return inventory at original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Until we can process these reductions, corrections, and returns (together, the Changes) through individual customer records, we estimate the amount of outstanding Changes and recognize them by reducing revenues. We base these estimates on historical and anticipated sales demand, trends in product pricing, and historical and anticipated Changes patterns. We make revisions to these estimates in the period in which the facts that give rise to each revision become known. Future market conditions might require us to take actions to further reduce prices and increase customer return authorizations. Unprocessed Changes recognized against our gross accounts receivable balance at December 31, 2019 and 2018 totaled $29.5 million and $25.5 million, respectively. Unprocessed Changes recognized as accrued liabilities at December 31, 2019 and 2018 totaled $11.0 million and $9.1 million, respectively.
As of and for each of the three year periods ended December 31, 2019, we evaluated the collectability of accounts receivable based on the specific identification method. A considerable amount of judgment is required in assessing the realizability of accounts receivable, including the current creditworthiness of each customer and related aging of past due balances. We perform ongoing credit evaluations of our customers’ financial condition. Through these evaluations, we may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings, or bankruptcy. We record a specific reserve for bad debts against amounts due to reduce the receivable to its estimated collectible balance. We recognized bad debt expense, net of recoveries, of $0.1 million, $0.2 million, and $0.4 million in 2019, 2018, and 2017, respectively. The allowance for doubtful accounts at December 31, 2019 and 2018 totaled $2.6 million and $3.1 million, respectively.
Inventories and Related Reserves
Inventories are stated at the lower of cost or net realizable value. We determine the cost of all raw materials, work-in-process, and finished goods inventories by the first in, first out method. Cost components of inventories include direct labor, applicable production overhead, and amounts paid to suppliers of materials and products as well as freight costs and, when applicable, duty costs to import the materials and products.

We evaluate the realizability of our inventory on a product-by-product basis in light of historical and anticipated sales demand, technological changes, product life cycle, component cost trends, product pricing, and inventory condition. In circumstances where inventory levels are in excess of anticipated market demand, where inventory is deemed technologically obsolete or not saleable due to condition, or where inventory cost exceeds net realizable value, we record a charge to cost of sales and reduce the inventory to its net realizable value. The allowances for excess and obsolete inventories at December 31, 2019 and 2018 totaled $21.2 million and $17.4 million, respectively.
Property, Plant and Equipment
We record property, plant and equipment at cost. We calculate depreciation on a straight-line basis over the estimated useful lives of the related assets ranging from 10 to 40 years for buildings, 5 to 12 years for machinery and equipment, and 5 to 10 years for computer equipment and software. Construction in process reflects amounts incurred for the configuration and build-out of property, plant and equipment and for property, plant and equipment not yet placed into service. We charge maintenance and repairs—both planned major activities and less-costly, ongoing activities—to expense as incurred. We capitalize interest costs associated with the construction of capital assets and amortize the costs over the assets’ useful lives. Depreciation expense is included in costs of sales; selling, general and administrative expenses; and research and development expenses in the Consolidated Statements of Operations based on the specific categorization and use of the underlying assets being depreciated.
We review property, plant and equipment to determine whether an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We base our evaluation on the nature of the assets, the future economic benefit of the assets, and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of an asset may not be recoverable, we determine whether impairment has occurred through the use of an undiscounted cash flow analysis. If impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset.
For purposes of impairment testing of long-lived assets, we have identified asset groups at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Generally, our asset groups are based on an individual plant or operating facility level. In some circumstances, however, a combination of plants or operating facilities may be considered the asset group due to interdependence of operational activities and cash flows.
Goodwill and Intangible Assets
Our intangible assets consist of (a) definite-lived assets subject to amortization such as developed technology, customer relationships, certain in-service research and development, certain trademarks, backlog, and capitalized software intangible assets, and (b) indefinite-lived assets not subject to amortization such as goodwill, certain trademarks, and certain in-process research and development intangible assets. We record amortization of the definite-lived intangible assets over the estimated useful lives of the related assets, which generally range from one year or less for backlog to more than 25 years for certain of our customer relationships. We determine the amortization method for our definite-lived intangible assets based on the pattern in which the economic benefits of the intangible asset are consumed. In the event we cannot reliably determine that pattern, we utilize a straight-line amortization method.
We test our goodwill and other indefinite-lived intangible assets not subject to amortization for impairment on an annual basis as of our fiscal November month-end or when indicators of impairment exist. We base our estimates on assumptions we believe to be reasonable, but which are not predictable with precision and therefore are inherently uncertain. Actual future results could differ from these estimates.
The accounting guidance related to goodwill impairment testing allows for the performance of an optional qualitative assessment of whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Such an evaluation is made based on the weight of all available evidence and the significance of all identified events and circumstances that may influence the fair value of a reporting unit. If it is more likely than not that the fair value is less than the carrying value, then a quantitative assessment is required for the reporting unit, as described in the paragraph below. In 2019, we did not perform a qualitative assessment over any of our reporting units.
For our annual impairment test in 2019, we performed a quantitative assessment for all ten of our reporting units included in continuing operations. Under a quantitative assessment for goodwill impairment, we determine the fair value using the income approach (using Level 3 inputs) as reconciled to our aggregate market capitalization. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we record an impairment charge based on that difference. In addition to the income approach, we calculate the fair value of our reporting units under a market approach. The market approach measures the fair value of a reporting unit through analysis of financial multiples of comparable businesses. Consideration is given to the financial conditions and operating performance of the reporting unit being valued relative to those publicly-traded companies operating in the same or similar lines of business. The fair values of all ten reporting units tested under a quantitative approach were in excess of the carrying values as of the impairment testing date, and as a result, the goodwill balances for our continuing operations reporting units were not impaired in 2019. Furthermore, goodwill was not impaired in 2018 or 2017. See Note 12 for further discussion.
We also evaluate indefinite lived intangible assets for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying values of those assets may no longer be recoverable. We compare the fair value of the asset with its carrying amount. If the carrying amount of the asset exceeds its fair value, we recognize an impairment loss in an amount equal to that excess. We did not recognize impairment charges for our indefinite lived intangible assets in 2019, 2018, or 2017. See Note 12 for further discussion.
We review intangible assets subject to amortization whenever an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We test intangible assets subject to amortization for impairment and estimate their fair values using the same assumptions and techniques we employ on property, plant and equipment. We did not recognize any impairment charges for amortizable intangible assets in 2019, 2018, or 2017.
Due to its overall financial performance during the year and discontinued operations classification, we performed interim impairment tests on the Grass Valley reporting unit, which resulted in a total asset impairment of $521.4 million for the year ended December 31, 2019. We determined the estimated fair values of the assets and of the reporting unit by calculating the present values of their estimated future cash flows, which was based in part on the assumed proceeds from a divestiture of Grass Valley. See Note 12 for further discussion.
Disposals
During 2018, we sold a previously closed operating facility for net proceeds of $1.5 million and recognized a $0.6 million gain on the sale.
During 2017, we sold our MCS business and a 50% ownership interest in Xuzhou Hirschmann Electronics Co. Ltd (the Hirschmann JV) for a total purchase price of $40.2 million and recognized a loss on sale of the assets of $1.0 million, which was included in selling, general and administrative expenses. This loss included $2.8 million of accumulated other comprehensive losses that were recognized as a result of the sale. The $40.2 million of proceeds from the sale was collected during 2018. The MCS business was part of the Industrial Solutions segment and operated in Germany and the United States. The Hirschmann JV was an equity method investment located in China that was not included in an operating segment.
Pension and Other Postretirement Benefits
Our pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates, mortality tables, and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. We determine the long-term return on plan assets based on historical portfolio results and management’s expectation of the future economic environment. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, are amortized over the estimated future working life of the plan participants.
Accrued Sales Rebates
We grant incentive rebates to participating customers as part of our sales programs. The rebates are determined based on certain targeted sales volumes. Rebates are paid quarterly or annually in either cash or receivables credits. Until we can process these rebates through individual customer records, we estimate the amount of outstanding rebates and recognize them as accrued liabilities and reductions in our gross revenues. We base our estimates on both historical and anticipated sales demand and rebate program participation. We charge revisions to these estimates back to accrued liabilities and revenues in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase sales rebates offered, possibly resulting in an incremental increase in accrued liabilities and an incremental reduction in revenues at the time the rebate is offered. Accrued sales rebates at December 31, 2019 and 2018 totaled $37.2 million and $41.3 million, respectively.
Contingent Liabilities
We have established liabilities for environmental and legal contingencies that are probable of occurrence and reasonably estimable, the amounts of which are currently not material. A significant amount of judgment and use of estimates is required to quantify our ultimate exposure in these matters. We review the valuation of these liabilities on a quarterly basis, and we adjust the balances to account for changes in circumstances for ongoing and emerging issues.
We accrue environmental remediation costs based on estimates of known environmental remediation exposures developed in consultation with our environmental consultants and legal counsel, the amounts of which are not currently material. We expense environmental compliance costs, which include maintenance and operating costs with respect to ongoing monitoring programs, as incurred. We evaluate the range of potential costs to remediate environmental sites. The ultimate cost of site clean-up is difficult to predict given the uncertainties of our involvement in certain sites, uncertainties regarding the extent of the required clean-up, the availability of alternative clean-up methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites, and other factors.
We are, from time to time, subject to routine litigation incidental to our business. These lawsuits primarily involve claims for damages arising out of the use of our products, allegations of patent or trademark infringement, and litigation and administrative proceedings involving employment matters and commercial disputes. Assessments regarding the ultimate cost of lawsuits require judgments concerning matters such as the anticipated outcome of negotiations, the number and cost of pending and future claims, and the impact of evidentiary requirements. Based on facts currently available, we believe the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, results of operations or cash flow.
Business Combination Accounting
We allocate the consideration of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the consideration over the amount allocated to the assets and liabilities, if any, is recorded to goodwill. We use all available information to estimate fair values. We typically engage third party valuation specialists to assist in the fair value determination of inventories, tangible long-lived assets, and intangible assets other than goodwill. The carrying values of acquired receivables and accounts payable have historically approximated their fair values as of the business combination date. As necessary, we may engage third party specialists to assist in the estimation of fair value for certain liabilities, such as deferred revenue or postretirement benefit liabilities. We adjust the preliminary acquisition accounting, as necessary, typically up to one year after the acquisition closing date as we obtain more information regarding asset valuations and liabilities assumed.
Revenue Recognition
We recognize revenue consistent with the principles as outlined in the following five step model: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) each performance obligation is satisfied. See Note 3.
Gain from Patent Litigation

On July 5, 2011, the Company’s wholly-owned subsidiary, PPC, filed an action for patent infringement against Corning alleging that Corning infringed two of PPC’s patents. In July 2015, a jury found that Corning willfully infringed both patents. Following a series of appeals, we received a pre-tax amount of approximately $62.1 million from Corning on July 19, 2018. We recorded the $62.1 million of cash received as a pre-tax gain from patent litigation during 2018. Prior to 2018, we had not recognized any amounts in our consolidated financial statements related to this matter. On September 27, 2018, Corning filed a petition for certiorari review by the U.S. Supreme Court. On December 10, 2018, Corning’s certiorari review by the Supreme Court was denied, thus exhausting their opportunities for further appellate relief.

Cost of Sales
Cost of sales includes our total cost of inventory sold during the period, including material, labor, production overhead costs, variable manufacturing costs, and fixed manufacturing costs. Production overhead costs include operating supplies, applicable utility expenses, maintenance costs, and scrap. Variable manufacturing costs include inbound, interplant, and outbound freight, inventory shrinkage, and charges for excess and obsolete inventory. Fixed manufacturing costs include the costs associated with our purchasing, receiving, inspection, warehousing, distribution centers, production and inventory control, and manufacturing management. Cost of sales also includes the costs to provide maintenance and support and other professional services.
Shipping and Handling Costs
We recognize fees earned on the shipment of product to customers as revenues and recognize costs incurred on the shipment of product to customers as a cost of sales.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include expenses not directly related to the production of inventory. They include all expenses related to selling and marketing our products, as well as the salary and benefit costs of associates performing the selling and marketing functions. Selling, general and administrative expenses also include salary and benefit costs, purchased services, and other costs related to our executive and administrative functions.
Research and Development Costs
Research and development costs are expensed as incurred.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were $14.7 million, $17.0 million, and $18.0 million for 2019, 2018, and 2017, respectively.
Share-Based Compensation
We compensate certain employees and non-employee directors with various forms of share-based payment awards and recognize compensation costs for these awards based on their fair values. We estimate the fair values of certain awards, primarily stock appreciation rights (SARs), on the grant date using the Black-Scholes-Merton option-pricing formula, which incorporates certain assumptions regarding the expected term of an award and expected stock price volatility. We develop the expected term assumption based on the vesting period and contractual term of an award, our historical exercise and cancellation experience, our stock price history, plan provisions that require exercise or cancellation of awards after employees terminate, and the extent to which currently available information indicates that the future is reasonably expected to differ from past experience. We develop the expected volatility assumption based on historical price data for our common stock. We estimate the fair value of certain restricted stock units with service vesting conditions and performance vesting conditions based on the grant date stock price. We estimate the fair value of certain restricted stock units with market conditions using a Monte Carlo simulation valuation model with the assistance of a third party valuation firm.
After calculating the aggregate fair value of an award, we use an estimated forfeiture rate to discount the amount of share-based compensation cost expected to be recognized in our operating results over the service period of the award. We develop the forfeiture assumption based on our historical pre-vesting cancellation experience.
Income Taxes
Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable to taxing authorities because of the recognition of revenues and expenses in different periods for income tax purposes than for financial statement purposes. Income taxes are provided as if operations in all countries, including the U.S., were stand-alone businesses filing separate tax returns.
We recognize deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards, and deductible temporary differences between taxable income on our income tax returns and pretax income on our financial statements. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our Consolidated Financial Statements become deductible for income tax purposes. A deferred tax asset valuation allowance is required when some portion or all of the deferred tax assets may not be realized. At December 31, 2019 the valuation allowance of $50.4 million was primarily related to net operating losses and foreign tax credits that we do not expect to realize.
Our effective tax rate is based on expected income, statutory tax rates, and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We establish accruals for uncertain tax positions when we believe that the full amount of the associated tax benefit may not be realized. To the extent we were to prevail in matters for which accruals have been established or would be required to pay amounts in excess of reserves, there could be a material effect on our income tax provisions in the period in which such determination is made.
On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was signed into law, making significant changes to the U.S. Internal Revenue Code. During 2019, the United States Treasury issued final and proposed regulations with respect to certain aspects related to the Act. Additional guidance provided in these regulation resulted in a tax adjustment in the fourth quarter of 2019. The total tax provision expense in 2019 included a $10.0 million tax expense associated with the increase to the valuation allowance against foreign tax credit carryovers that were no longer expect to be able to realize based upon the new proposed tax regulations. See Note 17, Income Taxes, in the accompanying notes to our consolidated financial statements.
Current-Year Adoption of Accounting Pronouncements
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases ("ASU 2016-02"), a leasing standard for both lessees and lessors that supersedes the lease requirements in Accounting Standards Codification (ASC) Topic 840, "Leases." Under its core principle, a lessee will recognize a right-of-use (ROU) asset and lease liability on the balance sheet for nearly all leased assets, and additional disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. We adopted ASU 2016-02 on January 1, 2019 using the permitted transition method issued in July 2018, under ASU No. 2018-11 (“ASU 2018-11”), Leases: Targeted Improvements, which provides an additional (and optional) transition method for adopting the new lease standard. Furthermore, we elected the following practical expedients and accounting policy elections upon adoption: (i) the package of practical expedients as defined in ASU 2016-02, (ii) the short-term lease accounting policy election, (iii) the practical expedient to not separate non-lease components from lease components, and (iv) the easement practical expedient, which permits an entity to continue applying its current policy for accounting for land easements that existed as of the effective date of ASU 2016-02. Excluding the impact of our Grass Valley disposal group, the adoption of ASU 2016-02 on January 1, 2019 resulted in the recognition of right-of-use assets of approximately $70.7 million and lease liabilities for operating leases of approximately $77.3 million on the Consolidated Balance Sheet, with no material impact to the Consolidated Statements of Operations or Consolidated Cash Flow Statements. The difference between the initial lease liabilities and the ROU assets is related primarily to previously existing lease liabilities. See Note 11 for further information regarding the impact of the adoption of ASU 2016-02 on the Company's financial statements.
In August 2017, the FASB issued Accounting Standards Update No. ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”). The new guidance better aligns an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The new guidance also makes certain targeted improvements to simplify the application of hedge accounting guidance and ease the administrative burden of hedge documentation requirements and assessing hedge effectiveness. The standard is effective for fiscal years beginning after December 15, 2018. We adopted ASU 2017-12 effective January 1, 2019. The adoption had no impact on our results of operations.
In February 2018, the FASB issued ASU No. 2018-02 (“ASU 2018-02”), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. ASU 2018-02 provides an option to allow reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The new guidance is effective for annual and interim periods beginning after December 15, 2018. We adopted ASU 2018-02 effective January 1, 2019, and elected to not reclassify the income tax effects of the Act from accumulated other comprehensive income to retained earnings. The adoption had no impact on our results of operations.
In June 2018, the FASB issued ASU No. 2018-07 (“ASU 2018-07”), Improvements to Nonemployee Share-Based Payment Accounting. The amendments in ASU 2018-07 expand the scope of Topic 718, Compensation - Stock Compensation, to include share-based payment transactions for acquiring goods and services from non-employees, and provide that non-employee share-based payment awards be measured at their grant-date fair value and the probability of satisfying performance conditions be taken into account when non-employee share-based payment awards contain such conditions. The standard is effective for fiscal years beginning after December 15, 2018. We adopted ASU 2018-07 effective January 1, 2019. The adoption had no impact on our results of operations.
In August 2018, the Securities and Exchange Commission (“SEC”) adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. Additionally, the amendments expanded the disclosure requirements on the analysis of stockholders' equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders' equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period presented. This final rule was effective on November 5, 2018. We implemented SEC Release No. 33-10532 effective January 1, 2019, which had no impact on our results of operations.
Pending Adoption of Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (“ASU 2016-13”), Financial Instruments - Credit Losses. The main provisions of ASU 2016-13 provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date, and require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The new standard will be effective for us beginning January 1, 2020. We expect the adoption will result in an increase to our allowance for doubtful accounts for continuing operations of approximately $1.0 million, and an increase for discontinued operations of approximately $2.0 million.
Note 3: Revenues
On January 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with the accounting standards in effect for those periods. We recorded a net increase to retained earnings of $2.6 million as of January 1, 2018 due to the cumulative impact of adopting Topic 606, with the impact primarily related to sales commissions and software revenues within our Industrial Solutions segment.

Revenues are recognized when control of the promised goods or services is transferred to our customers and in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. Taxes collected from customers and remitted to governmental authorities are not included in our revenues. We do not evaluate a contract for a significant financing component when the time between cash collection and performance is less than one year.

The following tables present our revenues disaggregated by major product category (in thousands).

	Cable & Connectivity	Networking, Software & Security	Total Revenues

Year Ended December 31, 2019
Enterprise Solutions	$896,496	$49,545	$946,041
Industrial Solutions	765,653	419,584	1,185,237
Total	$1,662,149	$469,129	$2,131,278

Year Ended December 31, 2018
Enterprise Solutions	$908,345	$49,156	$957,501
Industrial Solutions	801,141	407,060	1,208,201
Total	$1,709,486	$456,216	$2,165,702

Year Ended December 31, 2017
Enterprise Solutions	$895,663	$30,757	$926,420
Industrial Solutions	757,316	403,449	1,160,765
Total	$1,652,979	$434,206	$2,087,185

The following tables present our revenues disaggregated by geography, based on the location of the customer purchasing the product (in thousands).

	Americas	EMEA	APAC	Total Revenues

Year Ended December 31, 2019
Enterprise Solutions	$695,008	$135,732	$115,301	$946,041
Industrial Solutions	742,563	274,030	168,644	1,185,237
Total	$1,437,571	$409,762	$283,945	$2,131,278

Year Ended December 31, 2018
Enterprise Solutions	$700,499	$135,217	$121,785	$957,501
Industrial Solutions	758,165	290,562	159,474	1,208,201
Total	$1,458,664	$425,779	$281,259	$2,165,702

Year Ended December 31, 2017
Enterprise Solutions	$673,948	$134,169	$118,303	$926,420
Industrial Solutions	734,762	280,887	145,116	1,160,765
Total	$1,408,710	$415,056	$263,419	$2,087,185
The following tables present our revenues disaggregated by products, including software products, and support and services (in thousands).

	Products	Support & Services	Total Revenues

Year Ended December 31, 2019
Enterprise Solutions	$946,041	$—	$946,041
Industrial Solutions	1,098,198	87,039	1,185,237
Total	$2,044,239	$87,039	$2,131,278

Year Ended December 31, 2018
Enterprise Solutions	$957,484	$17	$957,501
Industrial Solutions	1,112,428	95,773	1,208,201
Total	$2,069,912	$95,790	$2,165,702

Year Ended December 31, 2017
Enterprise Solutions	$926,420	$—	$926,420
Industrial Solutions	1,057,690	103,075	1,160,765
Total	$1,984,110	$103,075	$2,087,185
We generate revenues primarily by selling products that provide secure and reliable transmission of data, sound, and video for mission critical applications. We also generate revenues from providing support and professional services. We sell our products to distributors, end-users, installers, and directly to original equipment manufacturers. At times, we enter into arrangements that involve the delivery of multiple performance obligations. For these arrangements, revenue is allocated to each performance obligation based on its relative standalone selling price and recognized when or as each performance obligation is satisfied. Most of our performance obligations related to the sale of products are satisfied at a point in time when control of the product is transferred based on the shipping terms of the arrangement. Generally, we determine standalone selling price using the prices charged to customers on a standalone basis.
The amount of consideration we receive and revenue we recognize varies due to rebates, returns, and price adjustments. We estimate the expected rebates, returns, and price adjustments based on an analysis of historical experience, anticipated sales demand, and trends in product pricing. We adjust our estimate of revenue at the earlier of when the most likely amount of consideration we expect to receive changes or when the consideration becomes fixed. Adjustments to revenue for performance obligations satisfied in prior periods was not significant during the year ended December 31, 2019.
The following table presents estimated and accrued variable consideration:

	December 31, 2019	December 31, 2018

	(in thousands)
Accrued rebates	$37,170	$41,312
Accrued returns	10,974	9,137
Price adjustment recognized against gross accounts receivable	28,672	24,976
Depending on the terms of an arrangement, we may defer the recognition of a portion of the consideration received because we have to satisfy a future obligation. Consideration allocated to support services under a support and maintenance contract is typically paid in advance and recognized ratably over the term of the service. Consideration allocated to professional services is recognized when or as the services are performed depending on the terms of the arrangement. As of December 31, 2019, total deferred revenue was $70.1 million, and of this amount, $54.3 million is expected to be recognized within the next twelve months, and the remaining $15.8 million is long-term and will be recognized over a period greater than twelve months.
The following table presents deferred revenue activity (in thousands):

Balance at December 31, 2017	$73,478
New deferrals	104,900
Revenue recognized	(106,020)
Balance at December 31, 2018	72,358
New deferrals	111,812
Revenue recognized	(114,100)
Balance at December 31, 2019	$70,070
We expense sales commissions as incurred when the duration of the related revenue arrangement is one year or less. We capitalize sales commissions in other current and long-lived assets on our balance sheet when the duration of the related revenue arrangement is longer than one year, and we amortize it over the related revenue arrangement period. Total capitalized sales commissions was $3.4 million as of December 31, 2019 and $2.9 million as of December 31, 2018. For the years ended December 31, 2019 and 2018, we recognized $4.9 million and $4.7 million of sales commissions expense in selling, general, and administrative expenses, respectively.
Note 4: Acquisitions
Special Product Company
On December 6, 2019, we purchased and assumed substantially all the assets, and certain specified liabilities of Special Product Company (SPC) for a preliminary purchase price of $23.1 million. SPC, based in Kansas City, Kansas, is a leading designer, manufacturer, and seller of outdoor cabinet products for optical fiber cable installations. The assets purchased and liabilities assumed from SPC have been included in our Consolidated Financial Statements as of December 6, 2019, and are reported within the Enterprise Solutions segment.
Opterna
We acquired 100% of the shares of Opterna International Corp. (Opterna) on April 15, 2019 for a preliminary purchase price, net of cash acquired, of $51.7 million. Of the $51.7 million purchase price, $45.9 million was paid in 2019 with cash on hand. The acquisition included a potential earnout, which is based upon future Opterna financial targets through April 15, 2021. The maximum earnout consideration is $25.0 million, but based upon a third party valuation specialist using certain assumption in a discounted cash flow model, the estimated fair value of the earnout included in the purchase price is $5.8 million. Opterna is an international fiber optics solution business based in Sterling, Virginia which designs and manufactures a range of complementary fiber connectivity, cabinet, and enclosure products used in optical networks. The results of Opterna have been included in our Consolidated Financial Statements from April 15, 2019, and are reported within the Enterprise Solutions segment. Certain subsidiaries of Opterna include noncontrolling interests. Because Opterna has a controlling financial interest in these subsidiaries, they are consolidated into our financial statements. The results that are attributable to the noncontrolling interest holders are presented as net income attributable to noncontrolling interests in the Consolidated Statements of Operations. An immaterial amount of Opterna's annual revenues are generated from transactions with the noncontrolling interests. On October 25, 2019, we purchased the noncontrolling interest of one subsidiary for a purchase price of $0.8 million; of which $0.4 million was paid at closing and the remaining $0.4 million is to be paid in 2021. The following table summarizes the estimated, preliminary fair values of the assets acquired and the liabilities assumed as of April 15, 2019 (in thousands):

Receivables	$5,308
Inventory	7,470
Prepaid and other current assets	566
Property, plant, and equipment	1,328
Intangible assets	28,000
Goodwill	35,007
Deferred income taxes	69
Operating lease right-of-use assets	2,204
Other long-lived assets	2,070
Total assets acquired	$82,022

Accounts payable	$4,847
Accrued liabilities	4,346
Long-term deferred tax liability	6,817
Long-term operating lease liability	1,923
Other long-term liabilities	7,153
Total liabilities assumed	$25,086
Net assets	$56,936

Noncontrolling interest	5,195
Net assets attributable to Belden	$51,741

The above purchase price allocation is preliminary, and is subject to revision as additional information about the fair value of lease assets and liabilities as well as deferred taxes becomes available. A change in the estimated fair value of the net assets acquired will change the amount of the purchase price allocable to goodwill.

During the fourth quarter 2019, we recorded measurement-period adjustments that decreased goodwill by approximately $0.6 million primarily for changes in the fair value of certain deferred tax liabilities. The impact of these adjustments to the consolidated statement of operations was immaterial.

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The judgments we have used in estimating the preliminary fair value assigned to each class of acquired assets and assumed liabilities could materially affect the results of our operations.

The fair value of acquired receivables is $5.3 million, which is equivalent to its gross contractual amount.

For the purpose of the above allocation, we based our estimate of fair value for the acquired inventory, intangible assets, and noncontrolling interests on valuation studies performed by a third party valuation firm. We have estimated a fair value adjustment for inventories based on the estimated selling price of the work-in-process and finished goods acquired at the closing date less the sum of the costs to complete the work-in-process, the costs of disposal, and a reasonable profit allowance for post acquisition selling efforts. We used various valuation methods including discounted cash flows, lost income, excess earnings, and relief from royalty to estimate the fair value of the identifiable intangible assets (Level 3 valuation).

Goodwill and other intangible assets reflected above were determined to meet the criteria for recognition apart from tangible assets acquired and liabilities assumed. The goodwill is primarily attributable to expansion of product offerings in the optical fiber market. Our tax basis in the acquired goodwill is zero. The intangible assets related to the acquisition consisted of the following:

	Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization
Developed technologies	$3,400	5
Customer relationships	22,800	15
Sales backlog	1,300	0.5
Trademarks	500	2.0
Total intangible assets subject to amortization	$28,000

Intangible assets not subject to amortization:
Goodwill	$35,007
Total intangible assets not subject to amortization	$35,007

Total intangible assets	$63,007
Weighted average amortization period		12.9

The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The useful life for the developed technology intangible asset was based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period and pattern of consumption of the intangible asset. The useful life for the customer relationship intangible asset was based on our forecasts of estimated sales from recurring customers. The useful life of the backlog intangible asset was based on our estimate of when the ordered items would ship and control of the items transfers. The useful life for the trademarks was based on the period of time we expect to continue to go to market using the trademarks.
Our consolidated revenues and income from continuing operations before taxes for the year ended December 31, 2019 included $26.6 million and $2.0 million from Opterna, respectively. For the year ended December 31, 2019, Opterna's income before taxes included $3.0 million of amortization of intangible assets, $5.6 million of acquisition integration costs, and $0.6 million of cost of sales related to the adjustment of acquired inventory to fair value. Our consolidated income from continuing operations before taxes for the year ended December 31, 2019 included $0.1 million of net income attributable to noncontrolling interest of Opterna.
The following table illustrates the unaudited pro forma effect on operating results as if the Opterna acquisition had been completed January 1, 2018.

	Years Ended December 31,
	2019	2018
	(In thousands, except per share data) (Unaudited)
Revenues	$2,139,894	$2,213,781
Net income (loss) attributable to Belden common stockholders	(389,957)	123,546
Diluted income (loss) per share attributable to Belden common stockholders	$(9.24)	$3.02

For purposes of the pro forma disclosures, the year ended December 31, 2018 includes expenses related to the acquisition, including severance, restructuring, and acquisition costs; amortization of intangible assets; and cost of sales arising from the adjustment of inventory to fair value of $5.5 million, $3.8 million, and $0.5 million, respectively.
The above unaudited pro forma information is presented for information purposes only and does not purport to represent what our results of operations would have been had we completed the acquisition on the date assumed, nor is it necessarily indicative of the results that may be expected in future periods. Pro forma adjustments exclude cost savings from any synergies resulting from the acquisition.

FutureLink
We acquired the FutureLink product line and related assets from Suttle, Inc. on April 5, 2019 for a purchase price of $5.0 million, which was funded with cash on hand. The acquisition of FutureLink allows us to offer a more complete set of fiber product offerings. The results from the acquisition of FutureLink have been included in our Condensed Consolidated Financial Statements from April 5, 2019, and are reported within the Enterprise Solutions segment. The acquisition of FutureLink was not material to our financial position or results of operations.
Note 5: Discontinued Operations

We classify assets and liabilities as held for sale (disposal group) when management, having the authority to approve the action, commits to a plan to sell the disposal group, the sale is probable within one year, and the disposal group is available for immediate sale in its present condition. We also consider whether an active program to locate a buyer has been initiated, whether the disposal group is marketed actively for sale at a price that is reasonable in relation to its current fair value, and whether actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.
During the fourth quarter of 2019, we committed to a plan to sell Grass Valley, and at such time, met all of the criteria to classify the assets and liabilities of this business as held for sale. Furthermore, we determined a divestiture of Grass Valley represents a strategic shift that is expected to have a major impact on our operations and financial results. As a result, the Grass Valley disposal group, which was included in our Enterprise Solutions segment, is now reported within discontinued operations. The Grass Valley disposal group excludes certain Grass Valley pension liabilities that we expect to retain - see Note 28. We also ceased depreciating and amortizing the assets of the disposal group once they met the held for sale criteria in the fourth quarter of 2019. We intend to complete the sale of the Grass Valley disposal group during 2020.
We wrote down the carrying value of Grass Valley and recognized asset impairments totaling $521.4 million in 2019. The impairment charge consisted of impairments to goodwill, customer relationships, and trademarks of $326.1 million, $14.4 million, and $1.6 million, respectively, as well as an impairment of the disposal group of $179.3 million ($180.4 million translated at year-end exchange rates). We determined the estimated fair values of the assets and of the reporting unit by calculating the present values of their estimated future cash flows.

The following table summarizes the operating results of the disposal group for the years ended December 31, 2019, 2018, and 2017:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Revenues	$360,496	$419,666	$301,458
Cost of sales	(208,173)	(241,164)	(169,025)
Gross profit	152,323	178,502	132,433
Selling, general and administrative expenses	(93,796)	(114,567)	(71,280)
Research and development expenses	(37,172)	(49,033)	(45,582)
Amortization of intangibles	(12,782)	(23,689)	(13,808)
Asset impairment of discontinued operations	(521,441)	—	—
Interest expense, net	(819)	(720)	(250)
Non-operating pension cost	(221)	(243)	(153)
Income (loss) before taxes	$(513,908)	$(9,750)	$1,360

The disposal group recognized depreciation and amortization expense of approximately $23.7 million, $35.1 million, and $20.8 million during the years ended December 31, 2019, 2018, and 2017, respectively. The disposal group also had capital expenditures of approximately $29.4 million, $22.6 million, and $14.9 million during the years ended December 31, 2019, 2018, and 2017, respectively. Furthermore, the disposal group incurred stock-based compensation expense of $0.9 million, $1.4 million, and $1.5 million during the years ended December 31, 2019, 2018, and 2017, respectively. The disposal group did not have any significant non-cash charges for investing activities during the years ended December 31, 2019, 2018, and 2017.

The following table provides the major classes of assets and liabilities of the disposal group as of December 31, 2019 and 2018:

	December 31,
	2019	2018
	(In thousands)
Assets:
Cash and cash equivalents	$18,405	$13,156
Receivables, net	117,386	129,983
Inventories, net	55,002	51,416
Other current assets	35,187	25,167
Property, plant and equipment, less accumulated depreciation	61,233	55,010
Operating lease right-of-use assets	16,902	—
Goodwill	26,707	350,777
Intangible assets, less accumulated amortization	143,459	151,162
Deferred income taxes	59,560	29,559
Other long-lived assets	21,652	16,613
Impairment of disposal group	(180,358)	—
Total Assets of discontinued operations	$375,135	$822,843
Liabilities:
Accounts payable	$52,425	$55,148
Accrued liabilities	83,349	91,880
Postretirement benefits	6,224	5,043
Deferred income taxes	2,740	3,834
Long-term operating lease liabilities	20,459	—
Other long-term liabilities	5,082	8,737
Total liabilities of discontinued operations	$170,279	$164,642

The disposal group also had $42.3 million of accumulated other comprehensive losses as of December 31, 2019.
Note 6: Operating Segments and Geographic Information
We are organized around two global business platforms: Enterprise Solutions and Industrial Solutions. Each of the global business platforms represents a reportable segment. Effective January 1, 2020, we transferred our West Penn Wire business and multi-conductor product lines from the Enterprise Solutions segment to the Industrial Solutions segment as a result of a shift in responsibilities among the segments. We have recast the prior period segment information to conform to the change in the composition of reportable segments.
The segments design, manufacture, and market a portfolio of signal transmission solutions for mission critical applications used in a variety of end markets. We sell the products manufactured by our segments through distributors or directly to systems integrators, original equipment manufacturers (OEMs), end-users, and installers.
The key measures of segment profit or loss reviewed by our chief operating decision maker are Segment Revenues and Segment EBITDA. Segment Revenues represent non-affiliate revenues and include revenues that would have otherwise been recorded by acquired businesses as independent entities but were not recognized in our Consolidated Statements of Operations due to the effects of purchase accounting and the associated write-down of acquired deferred revenue to fair value. Segment EBITDA excludes certain items, including depreciation expense; amortization of intangibles; asset impairment; severance, restructuring, and acquisition integration costs; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory and deferred revenue to fair value; and other costs. We allocate corporate expenses to the segments for purposes of measuring Segment EBITDA. Corporate expenses are allocated on the basis of each segment’s relative EBITDA prior to the allocation.
Our measure of segment assets does not include cash, goodwill, intangible assets, deferred tax assets, or corporate assets. All goodwill is allocated to reporting units of our segments for purposes of impairment testing.

The results of our former equity method investment in the Hirschmann JV, which we sold effective December 31, 2017, were not included in the corporate expense allocation.
Operating Segment Information

Enterprise Solutions	Years ended December 31,
	2019	2018	2017
	(In thousands)
Segment revenues	$946,041	$957,501	$926,420
Affiliate revenues	4,162	6,105	5,091
Segment EBITDA	126,925	156,790	160,644
Depreciation expense	19,771	18,490	18,429
Amortization of intangibles	22,324	21,076	36,068
Amortization of software development intangible assets	175	71	—
Severance, restructuring, and acquisition integration costs	10,808	14,863	28,146
Purchase accounting effects of acquisitions	592	1,690	6,133
Acquisition of property, plant and equipment	42,289	42,624	33,990
Segment assets	487,125	430,128	426,445

Industrial Solutions	Years ended December 31,
	2019	2018	2017
	(In thousands)
Segment revenues	$1,185,237	$1,208,201	$1,160,765
Affiliate revenues	11	80	67
Segment EBITDA	226,110	237,870	244,770
Depreciation expense	20,638	19,819	20,195
Amortization of intangibles	52,285	54,064	54,120
Amortization of software development intangible assets	350	8	—
Severance, restructuring, and acquisition integration costs	15,736	7,762	13,747
Acquisition of property, plant and equipment	35,189	29,529	13,942
Segment assets	504,482	508,843	511,667

Total Segments	Years ended December 31,
	2019	2018	2017
	(In thousands)
Segment revenues	$2,131,278	$2,165,702	$2,087,185
Affiliate revenues	4,173	6,185	5,158
Segment EBITDA	353,035	394,660	405,414
Depreciation expense	40,409	38,309	38,624
Amortization of intangibles	74,609	75,140	90,188
Amortization of software development intangible assets	525	79	—
Severance, restructuring, and acquisition integration costs	26,786	22,625	41,893
Purchase accounting effects of acquisitions	592	1,690	6,133
Acquisition of property, plant and equipment	77,478	72,153	47,932
Segment assets	991,607	938,971	938,112

The following table is a reconciliation of the total of the reportable segments’ Revenues and EBITDA to consolidated revenues and consolidated income from continuing operations before taxes, respectively.

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Total Segment Revenues	$2,131,278	$2,165,702	$2,087,185
Deferred revenue adjustments	—	—	—
Consolidated Revenues	$2,131,278	$2,165,702	$2,087,185

Total Segment EBITDA	$353,035	$394,660	$405,414
Amortization of intangibles	(74,609)	(75,140)	(90,188)
Depreciation expense	(40,409)	(38,309)	(38,624)
Severance, restructuring, and acquisition integration costs (1)	(26,544)	(22,625)	(41,893)
Purchase accounting effects related to acquisitions (2)	(592)	(1,690)	(6,133)
Amortization of software development intangible assets	(525)	(79)	—
Loss on sale of assets (3)	—	(94)	(1,013)
Costs related to patent litigation	—	(2,634)	—
Gain from patent litigation	—	62,141	—
Income from equity method investment	—	—	7,502
Eliminations	(3,149)	(2,222)	(1,424)
Consolidated operating income	207,207	314,008	233,641
Interest expense, net	(55,814)	(60,839)	(82,651)
Non-operating pension benefit (cost)	1,017	(99)	(561)
Loss on debt extinguishment	—	(22,990)	(52,441)
Consolidated income from continuing operations before taxes	$152,410	$230,080	$97,988

(1)See Note 14, Severance, Restructuring, and Acquisition Integration Activities, for details.
(2)In 2019, we collectively recognized $0.6 million of cost of sales related to purchase accounting adjustments of acquired inventory to fair value for both our SPC and Opterna acquisitions. In 2018, we made a $1.7 million adjustment to increase the earn-out liability associated with an acquisition. In 2017, we recognized $6.1 million of cost of sales related to the adjustment of acquired inventory to fair value for our Thinklogical acquisition.
(3)In 2018 and 2017, we recognized a $0.1 million and $1.0 million loss on sale of assets, respectively, for the sale of our MCS business and Hirschmann JV. See Note 2.
Below are reconciliations of other segment measures to the consolidated totals.

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Total segment assets	$991,607	$938,971	$938,112
Cash and cash equivalents	407,480	407,454	541,350
Goodwill	1,243,669	1,206,877	1,208,587
Intangible assets, less accumulated amortization	339,505	359,931	424,932
Deferred income taxes	25,216	26,459	28,517
Corporate assets	24,147	16,786	60,865
Assets of discontinued operations	375,135	822,843	638,250
Total assets	$3,406,759	$3,779,321	$3,840,613
Total segment acquisition of property, plant and equipment	$77,478	$72,153	$47,932
Corporate acquisition of property, plant and equipment	3,110	3,013	1,502
Total acquisition of property, plant and equipment	$80,588	$75,166	$49,434

Geographic Information
The Company attributes foreign sales based on the location of the customer purchasing the product. The table below summarizes net sales and long-lived assets for the years ended December 31, 2019, 2018 and 2017 for the following countries: the U.S., Canada, China, and Germany. No other individual foreign country’s net sales or long-lived assets are material to the Company.

	United States	Canada	China	Germany	All Other	Total
	(In thousands, except percentages)
Year ended December 31, 2019
Revenues	$1,271,628	$170,683	$129,716	$105,614	$453,637	$2,131,278
Percent of total revenues	60%	8%	6%	5%	21%	100%
Long-lived assets	$152,214	$16,452	$40,247	$48,272	$101,179	$358,364
Year ended December 31, 2018
Revenues	$1,206,401	$166,669	$107,582	$100,691	$584,359	$2,165,702
Percent of total revenues	56%	8%	5%	4%	27%	100%
Long-lived assets	$170,368	$13,352	$36,989	$39,724	$63,776	$324,209
Year ended December 31, 2017
Revenues	$1,254,758	$167,466	$120,568	$112,976	$431,417	$2,087,185
Percent of total revenues	60%	8%	6%	5%	21%	100%
Long-lived assets	$210,292	$13,200	$34,647	$37,875	$49,834	$345,848
Major Customer
Revenues generated from sales to the distributor Anixter International Inc., in both the Enterprise Solutions and Industrial Solutions segments, were $285.0 million (13% of revenues), $309.0 million (14% of revenues), and $292.2 million (14% of revenues) for 2019, 2018, and 2017, respectively. Revenues generated from sales to both Anixter and WESCO combined were approximately $328.2 million (15% of revenues), $361.7 million (17% of revenues), and $342.8 million (16% of revenues) for 2019, 2018, and 2017, respectively. At December 31, 2019, we had $10.2 million in accounts receivable outstanding from Anixter International Inc. This represented approximately 3% of our total accounts receivable outstanding at December 31, 2019.
Note 7: Noncontrolling Interest
We have a 51% ownership percentage in a joint venture with Shanghai Hi-Tech Control System Co, Ltd (Hite). The purpose of the joint venture is to develop and provide certain Industrial Solutions products and integrated solutions to customers in China. Belden and Hite are committed to fund $1.53 million and $1.47 million, respectively, to the joint venture in the future. The joint venture is determined to not have sufficient equity at risk; therefore, it is considered a variable interest entity. We have determined that Belden is the primary beneficiary of the joint venture, due to both our ownership percentage and our control over the activities of the joint venture that most significantly impact its economic performance based on the terms of the joint venture agreement with Hite. Because Belden is the primary beneficiary of the joint venture, we have consolidated the joint venture in our financial statements. The results of the joint venture attributable to Hite’s ownership are presented as net income (loss) attributable to noncontrolling interest in the consolidated statements of operations. The joint venture is not material to our consolidated financial statements as of or for the years ended December 31, 2019, 2018, or 2017.
We acquired Opterna in April 2019. Certain subsidiaries of Opterna include noncontrolling interests. Because we have a controlling financial interest in these subsidiaries, they are consolidated into our financial statements. The results of these subsidiaries were consolidated into our financial statements as of the acquisition date. The results that are attributable to the noncontrolling interest holders are presented as net income attributable to noncontrolling interests in the Consolidated Statements of Operations. An immaterial amount of Opterna's annual revenues are generated from transactions with the noncontrolling interests. On October 25, 2019, we purchased the noncontrolling interest of one subsidiary for a purchase price of $0.8 million; of which $0.4 million was paid at closing and the remaining $0.4 million will be paid in 2021. The subsidiaries of Opterna that include noncontrolling interests are not material to our consolidated financial statements as of or for the years ended December 31, 2019, 2018 or 2017.

Table of Contents

Note 8: Income Per Share
The following table presents the basis of the income per share computation:

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Numerator:
Income from continuing operations	$109,891	$167,144	$102,607
Less: Net income (loss) attributable to noncontrolling interest	239	(183)	(357)
Less: Preferred stock dividends	18,437	34,931	34,931
Income from continuing operations attributable to Belden common stockholders	91,215	132,396	68,033
Add: Loss from discontinued operations, net of tax	(486,667)	(6,433)	(9,754)
Net income (loss) attributable to Belden common stockholders	$(395,452)	$125,963	$58,279
Denominator:
Weighted average shares outstanding, basic	42,203	40,675	42,220
Effect of dilutive common stock equivalents	213	281	423
Weighted average shares outstanding, diluted	42,416	40,956	42,643
Basic weighted average shares outstanding is used to calculate diluted loss per share when the numerator is a loss because using diluted weighted average shares outstanding would be anti-dilutive.
For the years ended December 31, 2019, 2018, and 2017, diluted weighted average shares outstanding do not include outstanding equity awards of 1.2 million, 0.9 million, and 0.5 million, respectively, because to do so would have been anti-dilutive. In addition, for the years ended December 31, 2019, 2018, and 2017, diluted weighted average shares outstanding do not include outstanding equity awards of 0.3 million, 0.3 million, and 0.2 million, respectively, because the related performance conditions have not been satisfied. Furthermore, for the years ended December 31, 2019, 2018, and 2017, diluted weighted average shares outstanding do not include the weighted average impact of preferred shares that are convertible into 3.7 million, 6.9 million, and 6.9 million common shares, respectively, because deducting the preferred stock dividends from net income was more dilutive.
For purposes of calculating basic earnings per share, unvested restricted stock units are not included in the calculation of basic weighted average shares outstanding until all necessary conditions have been satisfied and issuance of the shares underlying the restricted stock units is no longer contingent. Necessary conditions are not satisfied until the vesting date, at which time holders of our restricted stock units receive shares of our common stock.
For purposes of calculating diluted earnings per share, unvested restricted stock units are included to the extent that they are dilutive. In determining whether unvested restricted stock units are dilutive, each issuance of restricted stock units is considered separately.
Once a restricted stock unit has vested, it is included in the calculation of both basic and diluted weighted average shares outstanding.

Note 9: Inventories
The major classes of inventories were as follows:

	December 31,
	2019	2018
	(In thousands)
Raw materials	$98,530	$108,623
Work-in-process	34,717	36,460
Finished goods	119,331	137,283
Gross inventories	252,578	282,366
Excess and obsolete reserves	(21,245)	(17,364)
Net inventories	$231,333	$265,002
Note 10: Property, Plant and Equipment
The carrying values of property, plant and equipment were as follows:

	December 31,
	2019	2018
	(In thousands)
Land and land improvements	$27,502	$25,902
Buildings and leasehold improvements	126,580	120,896
Machinery and equipment	558,639	523,857
Computer equipment and software	119,533	121,504
Construction in process	70,993	56,483
Gross property, plant and equipment	903,247	848,642
Accumulated depreciation	(557,329)	(537,682)
Net property, plant and equipment	$345,918	$310,960
Depreciation Expense
We recognized depreciation expense in income from continuing operations of $40.4 million, $38.3 million, and $38.6 million in 2019, 2018, and 2017, respectively.
Note 11: Leases

We have operating and finance leases for properties, including manufacturing facilities, warehouses, and office space; as well as vehicles and certain equipment. We make certain judgments in determining whether a contract contains a lease in accordance with ASU 2016-02. Our leases have remaining lease terms of less than 1 year to 16 years, some of which include options to extend the lease for a period of up to 15 years and some include options to terminate the leases within 1 year. We do not assume renewals in our determination of the lease term unless the renewals are deemed to be reasonably certain as of the commencement date of the lease. Our lease agreements do not contain any material residual value guarantees or material variable lease payments.

We have entered into various short-term operating leases with an initial term of twelve months or less. These leases are not recorded on our balance sheet as of December 31, 2019, and the rent expense for short-term leases was not material.

We have certain property and equipment lease contracts that may contain lease and non-lease components, and we have elected to utilize the practical expedient to account for these components together as a single combined lease component.

As the rate implicit in most of our leases is not readily determinable, we use the incremental borrowing rate to determine the present value of the lease payments, which is unique to each leased asset, and is based upon the term of the lease, commencement date of the lease, local currency of the leased asset, and the credit rating of the legal entity leasing the asset.

The components of lease expense were as follows:

Year Ended
December 31, 2019

(In thousands)
Operating Lease Cost	$14,622

Finance Lease Cost
Amortization of right-of-use asset	$142
Interest on lease liabilities	22
Total finance lease cost	$164

Supplemental cash flow information related to leases was as follows:

Year Ended
December 31, 2019

(In thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$14,594
Operating cash flows from finance leases	25
Financing cash flows from finance leases	258
Supplemental balance sheet information related to leases was as follows:

December 31, 2019

(In thousands, except lease term and discount rate)
Operating leases:
Total operating lease right-of-use assets	$62,251

Accrued liabilities	$13,900
Long-term operating lease liabilities	55,652
Total operating lease liabilities	$69,552

Finance leases:
Other long-lived assets, at cost	$823
Accumulated depreciation	(391)
Other long-lived assets, net	$432

Weighted Average Remaining Lease Term
Operating leases	6 years
Finance leases	3 years

Weighted Average Discount Rate
Operating leases	6.9%
Finance leases	6.2%

The following table summarizes maturities of lease liabilities as of December 31, 2019 (in thousands):

2020	$19,086
2021	16,988
2022	14,128
2023	11,598
2024	9,032
Thereafter	16,655
Total	$87,487

The following table summarizes maturities of lease liabilities as of December 31, 2018 (in thousands):

2019	$14,453
2020	13,335
2021	11,784
2022	10,593
2023	8,417
Thereafter	20,404
Total	$78,986

Note 12: Intangible Assets
The carrying values of intangible assets were as follows:

	December 31, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)			(In thousands)
Goodwill	$1,243,669	$—	$1,243,669	$1,206,877	$—	$1,206,877
Definite-lived intangible assets subject to amortization:
Developed technology	$413,310	$(331,696)	$81,614	$399,095	$(280,301)	$118,794
Customer relationships	297,595	(110,732)	186,863	258,798	(94,557)	164,241
Trademarks	56,393	(30,213)	26,180	54,897	(24,443)	30,454
In-service research and development	10,702	(7,160)	3,542	10,708	(5,336)	5,372
Backlog	11,335	(10,935)	400	9,567	(9,567)	—
Total intangible assets subject to amortization	789,335	(490,736)	298,599	733,065	(414,204)	318,861
Indefinite-lived intangible assets not subject to amortization:
Trademarks	40,106	—	40,106	40,270	—	40,270
In-process research and development	800	—	800	800	—	800
Total intangible assets not subject to amortization	40,906	—	40,906	41,070	—	41,070
Intangible assets	$830,241	$(490,736)	$339,505	$774,135	$(414,204)	$359,931

Segment Allocation of Goodwill and Trademarks
The changes in the carrying amount of goodwill assigned to reporting units in our reportable segments are as follows:

	Enterprise Solutions	Industrial Solutions	Consolidated
	(In thousands)
Balance at December 31, 2017	$430,101	$778,486	$1,208,587
Acquisitions and purchase accounting adjustments	2,443	—	2,443
Translation impact	(462)	(3,691)	(4,153)
Balance at December 31, 2018	$432,082	$774,795	$1,206,877
Acquisitions and purchase accounting adjustments	38,209	—	38,209
Translation impact	(260)	(1,157)	(1,417)
Balance at December 31, 2019	$470,031	$773,638	$1,243,669
The changes in the carrying amount of indefinite-lived trademarks are as follows:

	Enterprise Solutions	Industrial Solutions	Consolidated
	(In thousands)
Balance at December 31, 2017	$27,000	$13,744	$40,744
Translation impact	—	(474)	(474)
Balance at December 31, 2018	$27,000	$13,270	$40,270
Translation impact	—	(164)	(164)
Balance at December 31, 2019	$27,000	$13,106	$40,106
Impairment
The annual measurement date for our goodwill and indefinite-lived intangible assets impairment test is our fiscal November month-end. For our 2019 goodwill impairment test, we performed a quantitative assessment for all ten of our reporting units included in continuing operations and determined the estimated fair values of our reporting units by calculating the present values of their estimated future cash flows using Level 3 inputs. We did not perform a qualitative assessment over our reporting units. We determined that the fair values of the reporting units were in excess of the carrying values; therefore, we did not record any goodwill impairment for the ten reporting units. We also did not recognize any goodwill impairment in 2018 or 2017 based upon the results of our annual goodwill impairment testing.
During the fourth quarter of 2019, we committed to a plan to sell Grass Valley, and at such time, met all of the criteria to classify the assets and liabilities of this business as held for sale. Furthermore, we determined a divestiture of Grass Valley represents a strategic shift that is expected to have a major impact on our operations and financial results. As a result, the Grass Valley disposal group, which was included in our Enterprise Solutions segment, is now reported within discontinued operations. We also ceased depreciating and amortizing the assets of the disposal group once they met the held for sale criteria in the fourth quarter of 2019. During 2019, we wrote down the carrying value of Grass Valley and recognized asset impairments totaling $521.4 million, which consisted of impairments to goodwill, customer relationships, and trademarks of $326.1 million, $14.4 million, and $1.6 million, respectively, as well as an impairment of the disposal group of $179.3 million ($180.4 million translated at year-end exchange rates). We determined the estimated fair values of the assets and of the reporting unit by calculating the present values of their estimated future cash flows, which was based in part on the assumed proceeds from a divestiture of Grass Valley.
Similar to the quantitative goodwill impairment test, we determined the estimated fair values of our indefinite-lived trademarks by calculating the present values of the estimated cash flows (using Level 3 inputs) attributable to the respective trademarks. We did not recognize any trademark impairment charges in 2019, 2018, or 2017.

Amortization Expense
We recognized amortization expense in income from continuing operations of $74.6 million, $75.1 million, and $90.2 million in 2019, 2018, and 2017, respectively. We expect to recognize annual amortization expense of $65.3 million in 2020, $33.2 million in 2021, $30.3 million in 2022, $28.7 million in 2023, and $26.6 million in 2024 related to our intangible assets balance as of December 31, 2019.
The weighted-average amortization period for our customer relationships, trademarks, developed technology, and in-service research and development is 18.3, 8.5, 6.8, and 5.0 years, respectively.
Note 13: Accrued Liabilities
The carrying values of accrued liabilities were as follows:

	December 31,
	2019	2018
	(In thousands)
Wages, severance and related taxes	$58,953	$46,674
Current deferred revenue	54,255	62,272
Accrued rebates	37,170	41,312
Accrued interest	18,781	18,530
Employee benefits	17,791	17,984
Lease liabilities	14,072	—
Other (individual items less than 5% of total current liabilities)	82,777	85,624
Accrued liabilities	$283,799	$272,396
Note 14: Severance, Restructuring, and Acquisition Integration Activities
Cost Reduction Program: 2019
During the fourth quarter of 2019, we began a cost reduction program to improve performance and enhance margins by streamlining the organizational structure and investing in technology to drive productivity. We recognized approximately $19.6 million of severance costs for this program during 2019. The costs were incurred by both of our segments, as well as our corporate office. The cost reduction program is expected to deliver an estimated $40.0 million reduction in selling, general, and administrative expenses on an annual basis, with some benefit in 2020, and the full benefit realized in 2021. We expect to incur approximately $10.0 million for this program in 2020.
Opterna, FutureLink, and SPC Integration Program: 2019
In 2019, we began a restructuring program to integrate Opterna, FutureLink, and SPC with our existing businesses. The restructuring and integration activities were focused on achieving desired cost savings by consolidating existing and acquired facilities and other support functions. We recognized $6.1 million of severance and other restructuring costs for this program during 2019. The costs were incurred by the Enterprise Solutions segment. We expect to incur an additional $5.0 million for this program in 2020.
Industrial Manufacturing Footprint Program: 2016-2018
In 2016, we began a program to consolidate our manufacturing footprint. The manufacturing consolidation is complete. We recognized $17.7 million and $30.6 million of severance and other restructuring costs for this program during 2018 and 2017, respectively, and $66.1 million cumulatively. The costs were incurred by the Enterprise Solutions and Industrial Solutions segments, as the manufacturing locations involved in the program serve both platforms.
The following table summarizes the costs by segment of the programs described above as well as other immaterial programs and acquisition integration activities:

	Severance	Other Restructuring and Integration Costs	Total Costs
		(In thousands)
Year Ended December 31, 2019
Enterprise Solutions	$5,018	$5,790	$10,808
Industrial Solutions	15,736	—	15,736
Total	$20,754	$5,790	$26,544

Year Ended December 31, 2018
Enterprise Solutions	$548	$14,315	$14,863
Industrial Solutions	240	7,522	7,762
Total	$788	$21,837	$22,625

Year Ended December 31, 2017
Enterprise Solutions	$4,165	$23,981	$28,146
Industrial Solutions	676	13,071	13,747
Total	$4,841	$37,052	$41,893
The other restructuring and integration costs primarily consisted of equipment transfers, costs to consolidate operating and support facilities, retention bonuses, relocation, travel, legal, and other costs. The majority of the other restructuring and integration costs related to these actions were paid as incurred or are payable within the next 60 days.
The following table summarizes the costs of the various programs described above as well as other immaterial programs and acquisition integration activities by financial statement line item in the Consolidated Statement of Operations:

	Years ended December 31,
	2019	2018	2017

	(In thousands)
Cost of sales	$3,425	$17,962	$32,480
Selling, general and administrative expenses	23,119	4,546	9,308
Research and development expenses	—	117	105
Total	$26,544	$22,625	$41,893

Accrued Severance
Our accrued severance balance was $20.2 million, $1.7 million, and $3.4 million as of December 31, 2019, 2018 and 2017, respectively. The $20.2 million accrued severance balance at December 31, 2019 relates to the new Cost Reduction program, for which no cash payments were made during 2019; the majority of these amounts will be paid during 2020.
Note 15: Long-Term Debt and Other Borrowing Arrangements
The carrying values of our long-term debt and other borrowing arrangements were as follows:

	December 31,
	2019	2018
	(In thousands)
Revolving credit agreement due 2022	$—	$—
Senior subordinated notes:
3.875% Senior subordinated notes due 2028	392,910	400,050
3.375% Senior subordinated notes due 2027	505,170	514,350
4.125% Senior subordinated notes due 2026	224,520	228,600
2.875% Senior subordinated notes due 2025	336,780	342,900
Total senior subordinated notes	1,459,380	1,485,900
Less unamortized debt issuance costs	(19,896)	(22,700)
Long-term debt	$1,439,484	$1,463,200
Revolving Credit Agreement due 2022
In 2017, we entered into an Amended and Restated Credit Agreement (the Revolver) to amend and restate our prior Revolving Credit Agreement. The Revolver provides a $400.0 million multi-currency asset-based revolving credit facility. The borrowing base under the Revolver includes eligible accounts receivable; inventory; and property, plant and equipment of certain of our subsidiaries in the U.S., Canada, Germany, and the Netherlands. The maturity date of the Revolver is May 16, 2022. Interest on outstanding borrowings is variable, based upon LIBOR or other similar indices in foreign jurisdictions, plus a spread that ranges from 1.25%-1.75%, depending upon our leverage position. We pay a commitment fee on our available borrowing capacity of 0.25%. In the event we borrow more than 90% of our borrowing base, we are subject to a fixed charge coverage ratio covenant. In 2017, we recognized a $0.8 million loss on debt extinguishment for unamortized debt issuance costs related to creditors no longer participating in the new Revolver. In connection with executing the Revolver, we also paid $2.3 million of fees to creditors and third parties that we will amortize over the remaining term of the Revolver. As of December 31, 2019, we had no borrowings outstanding on the Revolver, and our available borrowing capacity, including the assets of the Grass Valley disposal group, was $310.6 million.
Senior Subordinated Notes
In March 2018, we completed an offering for €350.0 million ($431.3 million at issuance) aggregate principal amount of 3.875% senior subordinated notes due 2028 (the 2028 Notes). The carrying value of the 2028 Notes as of December 31, 2019 is $392.9 million. The 2028 Notes are guaranteed on a senior subordinated basis by our current and future domestic subsidiaries. The 2028 Notes rank equal in right of payment with our senior subordinated notes due 2027, 2026, and 2025 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver. Interest is payable semiannually on March 15 and September 15 of each year, which commenced on September 15, 2018. We paid approximately $7.5 million of fees associated with the issuance of the 2028 Notes, which are being amortized over the life of the 2028 Notes using the effective interest method. We used the net proceeds from this offering and cash on hand to repurchase the 2023 and 2024 Notes - see further discussion below.
In July 2017, we completed an offering for €450.0 million ($509.5 million at issuance) aggregate principal amount of 3.375% senior subordinated notes due 2027 (the 2027 Notes). The carrying value of the 2027 Notes as of December 31, 2019 is $505.2 million. The 2027 Notes are guaranteed on a senior subordinated basis by our current and future domestic subsidiaries. The 2027 Notes rank equal in right of payment with our senior subordinated notes due 2028, 2026, and 2025 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver. Interest is payable semiannually on January 15 and July 15 of each year, which commenced on January 15, 2018. We paid approximately $8.8 million of fees associated with the issuance of the 2027 Notes, which are being amortized over the life of the 2027 Notes using the effective interest method.
In October 2016, we completed an offering for €200.0 million ($222.2 million at issuance) aggregate principal amount of 4.125% senior subordinated notes due 2026 (the 2026 Notes). The carrying value of the 2026 Notes as of December 31, 2019 is $224.5 million. The 2026 Notes are guaranteed on a senior subordinated basis by our current and future domestic subsidiaries. The notes rank equal in right of payment with our senior subordinated notes due 2028, 2027, and 2025 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver. Interest is payable semiannually on April 15 and October 15 of each year, which commenced on April 15, 2017. We paid approximately $3.9 million of fees associated with the issuance of the 2026 Notes, which are being amortized over the life of the 2026 Notes using the effective interest method.

In September 2017, we completed an offering for €300.0 million ($357.2 million at issuance) aggregate principal amount of 2.875% senior subordinated notes due 2025 (the 2025 Notes). The carrying value of the 2025 Notes as of December 31, 2019 is $336.8 million. The 2025 Notes are guaranteed on a senior subordinated basis by our current and future domestic subsidiaries. The 2025 Notes rank equal in right of payment with our senior subordinated notes due 2028, 2027, and 2026 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver. Interest is payable semiannually on March 15 and September 15 of each year, which commenced on March 15, 2018. We paid approximately $6.2 million of fees associated with the issuance of the 2025 Notes, which are being amortized over the life of the 2025 Notes using the effective interest method.
The senior subordinated notes due 2025, 2026, 2027 and 2028 are redeemable after September 15, 2020, October 15, 2021, July 15, 2022, and March 15, 2023, respectively, at the following redemption prices as a percentage of the face amount of the notes:

Senior Subordinated Notes due
2025		2026		2027		2028
Year	Percentage	Year	Percentage	Year	Percentage	Year	Percentage
2020	101.438%	2021	102.063%	2022	101.688%	2023	101.938%
2021	100.719%	2022	101.375%	2023	101.125%	2024	101.292%
2022 and thereafter	100.000%	2023	100.688%	2024	100.563%	2025	100.646%
		2024 and thereafter	100.000%	2025 and thereafter	100.000%	2026 and thereafter	100.000%
Fair Value of Long-Term Debt
The fair value of our senior subordinated notes as of December 31, 2019 was approximately $1,532.7 million based on quoted prices of the debt instruments in inactive markets (Level 2 valuation). This amount represents the fair values of our senior subordinated notes with a carrying value of $1,459.4 million as of December 31, 2019.
Maturities
Maturities on outstanding long-term debt and other borrowings during each of the five years subsequent to December 31, 2019 are as follows (in thousands):

2020	$—
2021	—
2022	—
2023	—
2024	—
Thereafter	1,459,380
$1,459,380
Note 16: Net Investment Hedge
All of our euro denominated notes were issued by Belden Inc., a USD functional currency entity. As of December 31, 2019, all of our outstanding foreign denominated debt is designated as a net investment hedge on the foreign currency risk of our net investment in our euro foreign operations. The objective of the hedge is to protect the net investment in the foreign operations against adverse changes in the euro exchange rate. The transaction gain or loss is reported in the translation adjustment section of other comprehensive income, which was a gain of $26.6 million, a gain of $87.5 million, and a loss of $56.2 million for the years ended December 31, 2019, 2018, and 2017, respectively.

Note 17: Income Taxes

	Years ended December 31,
	2019	2018	2017
		(In thousands)
Income before taxes:
United States operations	$42,833	$115,500	$80,048
Foreign operations	109,577	114,580	17,940
Income before taxes	$152,410	$230,080	$97,988
Income tax expense (benefit):
Currently payable
United States federal	$21,893	$31,730	$(2,751)
United States state and local	3,090	3,912	336
Foreign	13,859	16,968	26,807
	38,842	52,610	24,392
Deferred
United States federal	7,567	7,220	(17,741)
United States state and local	(1,205)	(31)	(7,115)
Foreign	(2,685)	3,137	(4,155)
	3,677	10,326	(29,011)
Income tax expense (benefit)	$42,519	$62,936	$(4,619)

	Years Ended December 31,
	2019	2018	2017
Effective income tax rate reconciliation from continuing operations:
United States federal statutory rate	21.0%	21.0%	35.0%
State and local income taxes	1.2%	1.5%	0.7%
Impact of change in tax contingencies	—%	(0.7)%	1.1%
Foreign income tax rate differences	(8.6)%	(1.0)%	15.1%
Impact of change in deferred tax asset valuation allowance	9.2%	0.3%	0.7%
Impact of non-taxable translation gain	—%	—%	(27.7)%
Impact of non-taxable interest income	—%	—%	(5.6)%
Domestic permanent differences and tax credits	5.1%	1.9%	(49.0)%
Impact of tax reform	—%	4.4%	25.0%
	27.9%	27.4%	(4.7)%
On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was signed into law, making significant changes to the U.S. Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial tax system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. In accordance with the Act, we recorded $24.5 million as an additional income tax expense in the fourth quarter of 2017, the period in which the legislation was enacted. The total income tax expense included a $41.6 million tax benefit for the remeasurement of deferred tax assets and liabilities to the 21% rate at which they are expected to reverse, offset with a one-time tax expense on deemed repatriation of $30.8 million and a valuation allowance of $35.3 million recorded against foreign tax credit carryovers that we no longer expect to be able to realize based upon the new tax law.
Additionally, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of US GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. December 22, 2018 marked the end of the measurement period for purposes of SAB 118. As such, we completed our analysis based on legislative updates relating to the Act which resulted in an additional SAB 118 tax expense of $2.9 million in the fourth quarter of 2018 and a total tax expense of $10.0 million for the year ended December 31, 2018. The total tax provision expense included an $8.0 million tax expense associated with an increase to the valuation allowance against foreign tax credit carryovers that we no longer expect to be able to realize based upon the new tax law, a $1.3 million tax expense adjustment to the transition tax on the deemed repatriation of cumulative foreign earnings, a $1.1 million tax expense resulting from a valuation allowance established on the deferred tax assets associated with stock options of covered employees, and a $0.4 million income tax benefit associated with an adjustment to the remeasurement of certain deferred tax assets and liabilities.
During 2019, the United States Treasury issued final and proposed regulations with respect to certain aspects related to the Tax Cuts and Jobs Acts of 2017. Additional guidance provided in these regulations resulted in a tax adjustment in the fourth quarter of 2019. The total tax provision expense in 2019 included $10.0 million tax expense associated with the increase to the valuation allowance against foreign tax credit carryovers that we no longer expect to be able to realize based upon the new proposed tax regulations.
If we were to repatriate foreign cash to the U.S., we may be required to accrue and pay U.S. taxes in accordance with applicable U.S. tax rules and regulations as a result of the repatriation. However, it is our assertion to permanently reinvest the earnings of our non-U.S. subsidiaries in those operations and for continued non-U.S. growth opportunities. As a result, as of December 31, 2019, we have not made a provision for U.S. or additional foreign withholding taxes.
Foreign tax rate differences resulted in an income tax expense (benefit) of $(13.1) million, $(2.4) million, and $14.7 million in 2019, 2018, and 2017, respectively. Additionally, in 2019, 2018 and 2017, our income tax expense was reduced by $3.9 million, $3.0 million, and $3.5 million, respectively, due to a tax holiday for our operations in St. Kitts. The tax holiday in St. Kitts is scheduled to expire in 2022.

	December 31,
	2019	2018
	(In thousands)
Components of deferred income tax balances:
Deferred income tax liabilities:
Plant, equipment, and intangibles	$(96,254)	$(98,141)
Deferred income tax assets:
Postretirement, pensions, and stock compensation	30,338	27,549
Reserves and accruals	16,371	20,641
Net operating loss and tax credit carryforwards	76,456	79,703
Valuation allowances	(50,420)	(39,402)
	72,745	88,491
Net deferred income tax liability	$(23,509)	$(9,650)
During 2019, the United States Treasury issued final and proposed regulations with respect to certain aspects related to the Tax Cuts and Jobs Act of 2017. Additional guidance provided in these regulations resulted in a change in our valuation allowance assessment in the fourth quarter of 2019. The increase in deferred tax valuation allowances is primarily due to the valuation allowance against foreign tax credit carryovers that we no longer expect to be able to realize based upon the new proposed tax regulations.
As of December 31, 2019, we had $216.6 million of gross net operating loss carryforwards and $47.1 million of tax credit carryforwards. Unless otherwise utilized, net operating loss carryforwards will expire upon the filing of the tax returns for the following respective years: $6.7 million in 2019, $22.6 million between 2020 and 2024, and $142.3 million between 2025 and 2039. Net operating losses with an indefinite carryforward period total $45.0 million. Of the $216.6 million in net operating loss carryforwards, we have determined, based on the weight of all available evidence, both positive and negative, that we will utilize $150.5 million of these net operating loss carryforwards within their respective expiration periods. A valuation allowance has been recorded on the remaining portion of the net operating loss carryforwards.
Unless otherwise utilized, tax credit carryforwards of $47.1 million will expire as follows: $2.1 million between 2020 and 2024, $39.8 million between 2025 and 2039. Tax credit carryforwards with an indefinite carryforward period total $5.2 million. We have determined, based on the weight of all available evidence, both positive and negative, that we will utilize $8.3 million of these tax credit carryforwards within their respective expiration periods. A valuation allowance has been recorded on the remaining portion of the tax credit carryforwards.
The following tables summarize our net operating loss carryforwards and tax credit carryforwards as of December 31, 2019 by jurisdiction:

Net Operating Loss Carryforwards
(In thousands)
Australia	$9,589
Germany	16,768
Japan	330
Luxembourg	86
Netherlands	14,165
Other	57,567
United Kingdom	10,854
United States - Federal and various states	107,280
Total	$216,639

Tax Credit Carryforwards
(In thousands)
United States	$45,877
Canada	1,187
Total	$47,064
In 2019, we recognized a net $0.2 million increase to reserves for uncertain tax positions. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	2019	2018
	(In thousands)
Balance at beginning of year	$6,591	$6,881
Additions based on tax positions related to the current year	488	749
Additions for tax positions of prior years	—	1,292
Reductions for tax positions of prior years - Settlement	(300)	(1,571)
Reduction for tax positions of prior years - Statute of limitations	—	(760)
Balance at end of year	$6,779	$6,591
The balance of $6.8 million at December 31, 2019, reflects tax positions that, if recognized, would impact our effective tax rate.
As of December 31, 2019, we believe it is reasonably possible that $0.4 million of unrecognized tax benefits will change within the next twelve months primarily attributable to the expected completion of tax audits in the U.S.
Our practice is to recognize interest and penalties related to uncertain tax positions in interest expense and operating expenses, respectively. We do not have any accrued amounts for the payment of interest and penalties as of December 31, 2019 and 2018.
Our federal tax return for the tax years 2015 and later remain subject to examination by the Internal Revenue Service. Our state and foreign income tax returns for the tax years 2011 and later remain subject to examination by various state and foreign tax authorities.

Note 18: Pension and Other Postretirement Benefits
We sponsor defined benefit pension plans and defined contribution plans that cover substantially all employees in Canada, the Netherlands, the United Kingdom, the U.S., and certain employees in Germany. Certain defined benefit plans in the United Kingdom are frozen and additional benefits are not being earned by the participants. We closed the U.S. defined benefit pension plan to new entrants effective January 1, 2010. Employees who were not active participants in the U.S. defined benefit pension plan on December 31, 2009, are not eligible to participate in the plan. During 2017, we sold our MCS business and its associated pension liabilities. Annual contributions to retirement plans equal or exceed the minimum funding requirements of applicable local regulations. The assets of the funded pension plans we sponsor are maintained in various trusts and are invested primarily in equity and fixed income securities.

Benefits provided to employees under defined contribution plans include cash contributions by the Company based on either hours worked by the employee or a percentage of the employee’s compensation. Defined contribution expense for 2019, 2018, and 2017 was $12.1 million, $11.8 million, and $11.4 million, respectively.
We sponsor unfunded postretirement medical and life insurance benefit plans for certain of our employees in Canada and the U.S. The medical benefit portion of the U.S. plan is only for employees who retired prior to 1989 as well as certain other employees who were near retirement and elected to receive certain benefits.
The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets as well as a statement of the funded status and balance sheet reporting for these plans.

	Pension Benefits		Other Benefits
Years Ended December 31,	2019	2018	2019	2018
		(In thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$(412,880)	$(266,515)	$(26,143)	$(30,333)
Service cost	(3,668)	(4,579)	(35)	(47)
Interest cost	(12,261)	(11,480)	(960)	(945)
Participant contributions	(86)	(85)	(4)	(6)
Actuarial gain (loss)	(39,329)	14,968	(2,374)	1,681
Acquisitions	—	(185,692)	—	—
Settlements	49	7,054	—	—
Plan amendments	—	(2,822)	—	—
Foreign currency exchange rate changes	(9,890)	23,439	(1,260)	2,020
Benefits paid	16,713	12,832	1,306	1,487
Benefit obligation, end of year	$(461,352)	$(412,880)	$(29,470)	$(26,143)

	Pension Benefits		Other Benefits
Years Ended December 31,	2019	2018	2019	2018
		(In thousands)
Change in plan assets:
Fair value of plan assets, beginning of year	$311,509	$198,000	$—	$—
Actual return on plan assets	45,896	(8,366)	—	—
Employer contributions	5,673	5,363	1,302	1,481
Plan participant contributions	86	85	4	6
Acquisitions	—	153,919	—	—
Settlements	—	(7,054)	—	—
Foreign currency exchange rate changes	9,275	(17,606)	—	—
Benefits paid	(16,713)	(12,832)	(1,306)	(1,487)
Fair value of plan assets, end of year	$355,726	$311,509	$—	$—

Funded status, end of year	$(105,626)	$(101,371)	$(29,470)	$(26,143)
Amounts recognized in the balance sheets:
Prepaid benefit cost	$5,542	$4,801	$—	$—
Accrued benefit liability, current	(3,000)	(3,162)	(1,411)	(1,405)
Accrued benefit liability, noncurrent	(108,168)	(103,010)	(28,059)	(24,738)
Net funded status	$(105,626)	$(101,371)	$(29,470)	$(26,143)
The accumulated benefit obligation for all defined benefit pension plans was $456.9 million and $407.0 million at December 31, 2019 and 2018, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with a projected benefit obligation in excess of plan assets were $404.9 million, $400.4 million, and $293.7 million, respectively, as of December 31, 2019 and were $363.1 million, $357.4 million, and $256.9 million, respectively, as of December 31, 2018.
The accumulated benefit obligation and fair value of plan assets for other postretirement benefit plans with an accumulated benefit obligation in excess of plan assets were $29.5 million and $0 million, respectively, as of December 31, 2019 and were $26.1 million and $0 million, respectively, as of December 31, 2018.
The following table provides the components of net periodic benefit costs for the plans.

	Pension Benefits			Other Benefits
Years Ended December 31,	2019	2018	2017	2019	2018	2017
			(In thousands)
Components of net periodic benefit cost:
Service cost	$3,668	$4,579	$4,767	$35	$47	$49
Interest cost	12,261	11,480	7,551	960	945	1,139
Expected return on plan assets	(15,699)	(16,389)	(10,642)	—		—
Amortization of prior service cost (credit)	169	(42)	(41)	—		—
Settlement loss (gain)	(7)	1,342	(8)	—		—
Net loss (gain) recognition	1,432	2,775	2,562	(133)	(12)	—
Net periodic benefit cost	$1,824	$3,745	$4,189	$862	$980	$1,188
We recorded settlement losses totaling $1.3 million during 2018. The settlement losses were the result of lump-sum payments to participants that exceeded the sum of the pension plan's respective annual service cost and interest cost amounts.
The following table presents the assumptions used in determining the benefit obligations and the net periodic benefit cost amounts.

	Pension Benefits		Other Benefits
	Years Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Weighted average assumptions for benefit obligations at year end:
Discount rate	2.2%	3.1%	2.9%	3.7%
Salary increase	3.5%	3.6%	N/A	N/A
Cash balance interest credit rate	4.0%	4.7%	N/A	N/A
Weighted average assumptions for net periodic cost for the year:
Discount rate	3.1%	2.8%	3.7%	3.3%
Salary increase	3.6%	3.6%	N/A	N/A
Cash balance interest credit rate	4.7%	4.7%	N/A	N/A
Expected return on assets	5.0%	5.5%	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	N/A	N/A	5.6%	5.8%
Rate that the cost trend rate gradually declines to	N/A	N/A	5.0%	5.0%
Year that the rate reaches the rate it is assumed to remain at	N/A	N/A	2023	2025
Plan assets are invested using a total return investment approach whereby a mix of equity securities and fixed income securities are used to preserve asset values, diversify risk, and achieve our target investment return benchmark. Investment strategies and asset allocations are based on consideration of the plan liabilities, the plan’s funded status, and our financial condition. Investment performance and asset allocation are measured and monitored on an ongoing basis.

Plan assets are managed in a balanced portfolio comprised of two major components: an asset growth portion and an asset protection portion. The expected role of asset growth investments is to maximize the long-term real growth of assets, while the role of asset protection investments is to generate current income, provide for more stable periodic returns, and provide some protection against a permanent loss of capital.
Absent regulatory or statutory limitations, the target asset allocation for the investment of the assets for our ongoing pension plans is 30-50% in asset protection investments and 50-70% in asset growth investments and for our pension plans where the majority of the participants are in payment or terminated vested status is 50-75% in asset protection investments and 25-50% in asset growth investments. Asset growth investments include a diversified mix of U.S. and international equity, primarily invested through investment funds. Asset protection investments include government securities and investment grade corporate bonds, primarily invested through investment funds and group insurance contracts. We develop our expected long-term rate of return assumptions based on the historical rates of returns for securities and instruments of the type in which our plans invest.
The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the invested assets and future assets to be invested to provide for the benefits included in the projected benefit obligation. We use historic plan asset returns combined with current market conditions to estimate the rate of return. The expected rate of return on plan assets is a long-term assumption based on an analysis of historical and forward looking returns considering the plan’s actual and target asset mix.
The following table presents the fair values of the pension plan assets by asset category.

	December 31, 2019				December 31, 2018
	Fair Market Value at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Market Value at December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)				(In thousands)
Asset Category:
Equity securities(a)
U.S. equities fund	$131,563	$2,793	$—	$—	$96,417	$1,465	$—	$—
Non-U.S. equities fund	54,496	5,949	—	—	47,274	5,755	—	—
Debt securities(b)
Government bond fund	74,219	—	745	—	66,439	—	1,253	—
Corporate bond fund	40,940	—	9,854	—	39,366	—	7,116	—
Fixed income fund(c)	35,895	—	33,701	—	41,167	—	39,340	—
Other investments(d)	9,462	—	—	—	17,274	—	—	—
Cash & equivalents	9,151	167	—	—	3,572	136	—	—
Total	$355,726	$8,909	$44,300	$—	$311,509	$7,356	$47,709	$—

(a)This category includes investments in actively managed and indexed investment funds that invest in a diversified pool of equity securities of companies located in the U.S., Canada, Western Europe and other developed countries throughout the world. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund. Equity securities held in separate accounts are valued based on observable quoted prices on active exchanges. Funds which are valued using the net asset value method are not included in the fair value hierarchy.
(b)This category includes investments in investment funds that invest in U.S. treasuries; other national, state and local government bonds; and corporate bonds of highly rated companies from diversified industries. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund. Funds valued using the net asset value method are not included in the fair value hierarchy.
(c)This category includes guaranteed insurance contracts and annuity policies.

(d)This category includes investments in hedge funds that pursue multiple strategies in order to provide diversification and balance risk/return objectives, real estate funds, and private equity funds. Funds valued using the net asset method are not included in the fair value hierarchy.
The plans do not invest in individual securities. All investments are through well diversified investment funds. As a result, there are no significant concentrations of risk within the plan assets.
The following table reflects the benefits as of December 31, 2019 expected to be paid in each of the next five years and in the aggregate for the five years thereafter from our pension and other postretirement plans. Because our other postretirement plans are unfunded, the anticipated benefits with respect to these plans will come from our own assets. Because our pension plans are primarily funded plans, the anticipated benefits with respect to these plans will come primarily from the trusts established for these plans.

	Pension Plans	Other Plans
	(In thousands)
2020	$22,952	$1,431
2021	22,159	1,442
2022	22,595	1,450
2023	24,115	1,453
2024	22,397	1,461
2025-2029	109,442	7,447
Total	$223,660	$14,684
We anticipate contributing $6.1 million and $1.4 million to our pension and other postretirement plans, respectively, during 2020.
The pre-tax amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost at December 31, 2019 and the changes in these amounts during the year ended December 31, 2019 are as follows.

	Pension Benefits	Other Benefits
	(In thousands)
Components of accumulated other comprehensive loss:
Net actuarial loss (gain)	$56,746	$(600)
Net prior service cost	2,661	—
	$59,407	$(600)

	Pension Benefits	Other Benefits
	(In thousands)
Changes in accumulated other comprehensive loss:
Net actuarial loss (gain), beginning of year	$48,395	$(3,047)
Amortization of actuarial gain (loss)	(1,432)	133
Actuarial loss	39,329	2,374
Asset gain	(30,197)	—
Settlement gain recognized	7	—
Currency impact	644	(60)
Net actuarial loss (gain), end of year	$56,746	$(600)
Prior service cost, beginning of year	$2,725	$—
Amortization of prior service cost	(169)	—
Currency impact	105	—
Prior service cost, end of year	$2,661	$—

Note 19: Comprehensive Income and Accumulated Other Comprehensive Income (Loss)
The accumulated balances related to each component of other comprehensive income (loss), net of tax, are as follows:

	Foreign Currency Translation Component	Pension and Other Postretirement Benefit Plans	Accumulated Other Comprehensive Income (Loss)
		(In thousands)
Balance at December 31, 2017	$(69,691)	$(28,335)	$(98,026)
Other comprehensive gain (loss) loss attributable to Belden before reclassifications	27,809	(7,813)	19,996
Amounts reclassified from accumulated other comprehensive loss	—	3,123	3,123
Net current period other comprehensive gain (loss) attributable to Belden	27,809	(4,690)	23,119
Balance at December 31, 2018	(41,882)	(33,025)	(74,907)

Other comprehensive gain (loss) attributable to Belden before reclassifications	23,657	(13,281)	10,376
Amounts reclassified from accumulated other comprehensive income	—	1,113	1,113
Net current period other comprehensive gain (loss) attributable to Belden	23,657	(12,168)	11,489
Balance at December 31, 2019	$(18,225)	$(45,193)	$(63,418)
The following table summarizes the effects of reclassifications from accumulated other comprehensive income (loss):

	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Consolidated Statements of Operations and Comprehensive Income
	(In thousands)
Amortization of pension and other postretirement benefit plan items:
Settlement gain	$(7)	(1)
Actuarial losses	1,299	(1)
Prior service cost	169	(1)
Total before tax	1,461
Tax benefit	(348)
Total net of tax	$1,113

(1)The amortization of these accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit costs (see Note 16).
Note 20: Share-Based Compensation
Compensation cost charged against income, primarily selling, general and administrative expense, and the income tax benefit recognized for our share-based compensation arrangements is included below:

	Years Ended December 31,
	2019	2018	2017
		(In thousands)
Total share-based compensation cost	$16,802	$17,143	$13,144
Income tax benefit	3,999	4,080	4,995

We currently have outstanding stock appreciation rights (SARs), restricted stock units with service vesting conditions, restricted stock units with performance vesting conditions, and restricted stock units with market conditions. We grant SARs with an exercise price equal to the closing market price of our common stock on the grant date. Generally, SARs may be converted into shares of our common stock in equal amounts on each of the first three anniversaries of the grant date and expire 10 years from the grant date. Certain awards provide for accelerated vesting in certain circumstances, including following a change in control of the Company. Restricted stock units with service conditions generally vest 3-5 years from the grant date. Restricted stock units issued based on the attainment of the performance conditions generally vest on the second or third anniversary of their grant date. Restricted stock units issued based on the attainment of market conditions generally vest on the third anniversary of their grant date.
We recognize compensation cost for all awards based on their fair values. The fair values for SARs are estimated on the grant date using the Black-Scholes-Merton option-pricing formula which incorporates the assumptions noted in the following table. Expected volatility is based on historical volatility, and expected term is based on historical exercise patterns of SAR holders. The fair value of restricted stock units with service vesting conditions or performance vesting conditions is the closing market price of our common stock on the date of grant. We estimate the fair value of certain restricted stock units with market conditions using a Monte Carlo simulation valuation model with the assistance of a third party valuation firm. Compensation costs for awards with service conditions are amortized to expense using the straight-line method. Compensation costs for awards with performance conditions and graded vesting are amortized to expense using the graded attribution method.

	Years Ended December 31,
	2019	2018	2017
	(In thousands, except weighted average fair value and assumptions)
Weighted-average fair value of SARs and options granted	$22.31	$25.19	$27.31
Total intrinsic value of SARs converted and options exercised	354	2,263	7,156
Tax benefit related to share-based compensation	101	113	967
Weighted-average fair value of restricted stock shares and units granted	64.61	72.54	79.96
Total fair value of restricted stock shares and units vested	10,325	5,740	10,355
Expected volatility	35.05%	33.16%	36.89%
Expected term (in years)	5.7	5.6	5.6
Risk-free rate	2.56%	2.70%	2.01%
Dividend yield	0.32%	0.27%	0.27%

	SARs and Stock Options				Restricted Shares and Units
	Number	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Number	Weighted- Average Grant-Date Fair Value
		(In thousands, except exercise prices, fair values, and contractual terms)
Outstanding at January 1, 2019	1,289	$65.58			627	$71.66
Granted	237	61.71			353	64.61
Exercised or converted	(49)	48.27			(170)	58.73
Forfeited or expired	(110)	71.73			(73)	70.30
Outstanding at December 31, 2019	1,367	$65.04	6.2	$(13,727)	737	$68.31
Vested or expected to vest at December 31, 2019	1,349	$65.01	6.1	$(13,498)
Exercisable or convertible at December 31, 2019	936	63.88	5.1	(8,312)
At December 31, 2019, the total unrecognized compensation cost related to all nonvested awards was $28.2 million. That cost is expected to be recognized over a weighted-average period of 2.0 years.
Historically, we have issued treasury shares, if available, to satisfy award conversions and exercises.

Note 21: Preferred Stock
In 2016, we issued 5.2 million depositary shares, each of which represented 1/100th interest in a share of 6.75% Series B Mandatory Convertible Preferred Stock (the Preferred Stock), for an offering price of $100 per depositary share. We received approximately $501 million of net proceeds from this offering, which were used for general corporate purposes. On July 15, 2019, all outstanding Preferred Stock was automatically converted into shares of Belden common stock at the conversion rate of 132.50, resulting in the issuance of approximately 6.9 million shares of Belden common stock. Upon conversion, the Preferred Stock was automatically extinguished and discharged, is no longer deemed outstanding for all purposes, and delisted from trading on the New York Stock Exchange. For the years ended December 31, 2019, 2018 and 2017, dividends on the Preferred Stock were $18.4 million, $34.9 million, and $34.9 million, respectively.
Note 22: Stockholder Rights Plan
On March 27, 2018, our Board of Directors authorized the redemption of all outstanding preferred share purchase rights issued pursuant to the then existing Rights Agreement. Under the former Rights Agreement, one right was attached to each outstanding share of common stock. The rights were redeemed at a redemption price of $0.01 per right, resulting in a total payment of $0.4 million to the holders of the rights as of the close of business on March 27, 2018.
Note 23: Share Repurchases
On May 25, 2017, our Board of Directors authorized a share repurchase program, which allowed us to purchase up to $200.0 million of our common stock through open market repurchases, negotiated transactions, or other means, in accordance with applicable securities laws and other restrictions. This program was funded with cash on hand and cash flows from operating activities. During 2018, we repurchased 2.7 million shares of our common stock under the program for an aggregate cost of $175.0 million and an average price per share of $64.94. During 2017, we repurchased 0.3 million shares of our common stock under the program for an aggregate cost of $25.0 million and an average price per share of $79.75. We utilized all $200.0 million authorized under this share repurchase program.

On November 29, 2018, our Board of Directors authorized another share repurchase program, which allows us to purchase up to $300.0 million of our common stock through open market repurchases, negotiated transactions, or other means, in accordance with applicable securities laws and other restrictions. During 2018, we did not repurchase any shares of our common stock under this program. During 2019, we repurchased 0.9 million shares of our common stock under the program for an aggregate cost of $50.0 million and an average price per share of $56.19.
Note 24: Market Concentrations and Risks
Concentrations of Credit
We sell our products to many customers in several markets across multiple geographic areas. The ten largest customers, of which six are distributors, constitute in aggregate approximately 39%, 40%, and 40% of revenues in 2019, 2018, and 2017, respectively.
Unconditional Commodity Purchase Obligations
At December 31, 2019, we were committed to purchase approximately 1.6 million pounds of copper at an aggregate fixed cost of $4.4 million. At December 31, 2019, this fixed cost was $0.1 million less than the market cost that would be incurred on a spot purchase of the same amount of copper. The aggregate market cost was based on the current market price of copper obtained from the New York Mercantile Exchange.
Labor
Approximately 25% of our labor force is covered by collective bargaining agreements at various locations around the world. Approximately 22% of our labor force is covered by collective bargaining agreements that we expect to renegotiate during 2020.
Fair Value of Financial Instruments
Our financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, and debt instruments. The carrying amounts of cash and cash equivalents, trade receivables, and trade payables at December 31, 2019 are considered representative of their respective fair values. The fair value of our senior subordinated notes at December 31, 2019 and 2018 was approximately $1,532.7 million and $1,485.0 million, respectively, based on quoted prices of the debt instruments in inactive markets (Level 2 valuation). This amount represents the fair values of our senior subordinated notes with a carrying value of $1,459.4 million and $1,485.9 million as of December 31, 2019 and 2018, respectively.
Note 25: Contingent Liabilities
General
Various claims are asserted against us in the ordinary course of business including those pertaining to income tax examinations, product liability, customer, employment, vendor, and patent matters. Based on facts currently available, management believes that the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, operating results, or cash flow.
Letters of Credit, Guarantees and Bonds
At December 31, 2019, we were party to unused standby letters of credit, bank guarantees, and surety bonds totaling $11.2 million, $4.5 million, and $3.3 million, respectively. These commitments are generally issued to secure obligations we have for a variety of commercial reasons, such as workers compensation self-insurance programs in several states and the importation and exportation of product.
Note 26: Supplemental Cash Flow Information
Supplemental cash flow information is as follows:

	Years Ended December 31,
	2019	2018	2017
		(In thousands)
Income tax refunds received	$4,695	$3,920	$4,031
Income taxes paid	(40,760)	(52,147)	(32,249)
Interest paid	(51,160)	(48,519)	(79,047)

Note 27: Quarterly Operating Results (Unaudited)
Our quarterly operating results summarized below are for continuing operations, and have been recast to exclude the results of our disposal group.

2019	1st	2nd	3rd	4th	Year
	(In thousands, except days and per share amounts)
Number of days in quarter	90	91	91	93	365
Revenues	$500,140	$548,352	$533,098	$549,688	$2,131,278
Gross profit	186,856	205,072	198,805	202,772	793,505
Operating income	47,490	58,775	57,542	43,400	207,207
Income from continuing operations	27,935	41,395	38,031	2,530	109,891
Income (loss) from discontinued operations, net of tax	(2,757)	895	(335,046)	(149,759)	(486,667)
Net income (loss)	25,178	42,290	(297,015)	(147,229)	(376,776)
Less: Net incomce (loss) attributable to noncontrolling interest	(24)	90	(6)	179	239
Net income (loss) attributable to Belden	25,202	42,200	(297,009)	(147,408)	(377,015)
Less: Preferred stock dividends	8,733	8,733	971	—	18,437
Net income (loss) attributable to Belden common stockholders	16,469	33,467	(297,980)	(147,408)	(395,452)

Basic income (loss) per share attributable to Belden common stockholders:
Continuing operations attributable to Belden common stockholders	$0.48	$0.82	$0.83	$0.05	$2.16
Discontinued operations attributable to Belden common stockholders	(0.07)	0.02	(7.54)	(3.29)	(11.53)
Net income (loss) attributable to Belden common stockholders	$0.42	$0.84	$(6.70)	$(3.24)	$(9.37)
Diluted income (loss) per share attributable to Belden stockholders:
Continuing operations attributable to Belden common stockholders	$0.48	$0.82	$0.83	$0.05	$2.15
Discontinued operations attributable to Belden common stockholders	(0.07)	0.02	(7.54)	(3.29)	(11.53)
Net income (loss) attributable to Belden common stockholders	$0.42	$0.84	$(6.70)	$(3.24)	$(9.37)
Included in income from continuing operations in the first, second, third, and fourth quarters of 2019 are severance, restructuring, and integration costs of $0.0 million, $2.5 million, $3.0 million, and $21.0 million, respectively.

2018	1st	2nd	3rd	4th	Year
	(In thousands, except days and per share amounts)
Number of days in quarter	91	91	91	92	365
Revenues	$498,715	$560,898	$554,037	$552,052	$2,165,702
Gross profit	186,359	212,057	214,501	216,994	829,911
Operating income	44,878	68,706	129,160	71,264	314,008
Income from continuing operations	3,855	40,278	87,046	35,965	167,144
Income (loss) from discontinued operations, net of tax	(1,285)	(11,486)	(1,188)	7,526	(6,433)
Net income	2,570	28,792	85,858	43,491	160,711
Less: Net loss attributable to noncontrolling interest	(48)	(77)	(23)	(35)	(183)
Net income attributable to Belden	2,618	28,869	85,881	43,526	160,894
Less: Preferred stock dividends	8,733	8,733	8,732	8,733	34,931
Net income (loss) attributable to Belden common stockholders	(6,115)	20,136	77,149	34,793	125,963

Basic income (loss) per share attributable to Belden common stockholders:
Continuing operations attributable to Belden common stockholders	$(0.12)	$0.77	$1.64	$0.68	$3.25
Discontinued operations attributable to Belden common stockholders	(0.03)	(0.28)	(0.03)	0.19	(0.16)
Net income (loss) attributable to Belden common stockholders	$(0.15)	$0.49	$1.90	$0.87	$3.10
Diluted income (loss) per share attributable to Belden stockholders:
Continuing operations attributable to Belden common stockholders	$(0.12)	$0.77	$1.64	$0.68	$3.23
Discontinued operations attributable to Belden common stockholders	(0.03)	(0.28)	(0.03)	0.19	(0.16)
Net income (loss) attributable to Belden common stockholders	$(0.15)	$0.49	$1.62	$0.87	$3.08
Included in income from continuing operations in the first, second, third, and fourth quarters of 2018 are severance, restructuring, and integration costs of $11.2 million, $4.6 million, $4.6 million, and $2.2 million, respectively.
Note 28: Subsequent Events

On February 4, 2020, we entered into a Securities and Asset Purchase Agreement (the “Agreement”) with BDC Media Acquisition LLC, an affiliate of Black Dragon Capital Investment Management, LLC (the “Buyer”), pursuant to which we agreed to sell our Grass Valley live media business (the “Business”) to the Buyer. The Agreement provides for us to receive $140 million in cash, a subordinated note with an initial face amount of $213 million (less the amount of certain pension liabilities being assumed by the Buyer), and a possible earn-out of up to $150 million in the event that the Buyer is able to earn an agreed-upon return on its equity investment. The subordinated note earns interest in-kind at the rate of 10% per annum. The note is contemplated to be a five-year instrument, but that term is subject to extension if the Buyer’s senior indebtedness is extended beyond December 31, 2025. The Agreement requires that, prior to closing, we transfer the Business’ U.K. pension obligations to one of our non-Grass Valley subsidiaries, obtain any required approvals in connection with that transfer, and fulfill various other closing conditions. We expect the sale to close in the first half of 2020.

We signed a settlement agreement with the sellers ("Claimant") of Snell Advanced Media (SAM) on January 30, 2019 for claims arising over the timing of the earnout consideration outlined in the purchase agreement. SAM was acquired on February 8, 2018 and is included in the Grass Valley disposal group. As part of the settlement, the parties agreed that the earnout consideration would be payable during the first quarter 2020, unless earlier payment is required as per the terms of the purchase agreement, and Belden would immediately pay the Claimant $0.9 million for interest and fees incurred, which we recognized in selling, general, and administrative expenses in our 2018 financial statements. On January 16, 2020, we paid the sellers the full earnout consideration of $31.4 million.